                                                                Exhibit 99(a)(1)

                          OFFER TO PURCHASE FOR CASH

                 All of the Outstanding Shares of Common Stock
                      (Including the Associated Rights),
          All of the Outstanding Shares of 4 1/2% Series A Cumulative
                         Convertible Preferred Stock,
          All of the Outstanding Shares of 6 1/2% Series B Cumulative
                         Convertible Preferred Stock,
 All of the Outstanding Depositary Shares (each representing a 1/20th interest in a Share of 6 1/2% Series B Cumulative Convertible Preferred Stock),
             All of the Outstanding Common Stock Purchase Warrants
                                      and
                 The Outstanding Special Common Stock Warrant
                                      of
                            Wang Laboratories, Inc.
                                      at
                     $29.25 Net Per Share of Common Stock,
  $1,271.73 Net Per Share of 4 1/2% Series A Cumulative Convertible Preferred
                                    Stock,
  $1,101.17 Net Per Share of 6 1/2% Series B Cumulative Convertible Preferred
                                    Stock,
                       $55.05 Net Per Depositary Share,
                  $7.80 Net Per Common Stock Purchase Warrant
                                      and
     $6,250,000.00 Net for the Special Common Stock Warrant, respectively, by
                          Getronics Acquisition, Inc.
                         A Wholly-Owned Subsidiary of
                                 Getronics NV

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
   NEW YORK CITY TIME, ON MONDAY, JUNE 7, 1999 UNLESS THE OFFER IS EXTENDED.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK, INCLUDING THE ASSOCIATED RIGHTS (THE "COMMON STOCK"), SHARES OF 4 1/2% SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK (THE "SERIES A PREFERRED STOCK"), SHARES OF 6 1/2% SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK (THE "SERIES B PREFERRED STOCK"), DEPOSITARY SHARES, EACH REPRESENTING A 1/20TH INTEREST IN A SHARE OF SERIES B PREFERRED STOCK (THE "DEPOSITARY SHARES"), WARRANTS TO PURCHASE SHARES OF COMMON STOCK (THE "COMMON STOCK PURCHASE WARRANTS") AND THE SPECIAL COMMON STOCK WARRANT (THE "SPECIAL COMMON STOCK WARRANT" AND, COLLECTIVELY WITH THE COMMON STOCK, THE SERIES A PREFERRED STOCK, THE SERIES B PREFERRED STOCK, THE DEPOSITARY SHARES AND THE COMMON STOCK PURCHASE WARRANTS, THE "OFFER SECURITIES") OF WANG LABORATORIES, INC. (THE "COMPANY") WHICH REPRESENT AT LEAST A MAJORITY OF THE COMMON STOCK EQUIVALENTS (AS SUCH TERM IS DEFINED IN THE OFFER) ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"), (II) THE RECEIPT OF CERTAIN GOVERNMENTAL APPROVALS AND (III) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS DESCRIBED IN
SECTION 14--"CONDITIONS OF THE OFFER".
   THE OFFER IS BEING MADE PURSUANT TO THE AGREEMENT AND PLAN OF MERGER (THE "MERGER AGREEMENT"), DATED MAY 3, 1999, BY AND AMONG PARENT, THE PURCHASER AND THE COMPANY. SEE SECTION 11--"PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; CERTAIN AGREEMENTS".
   THE BOARD OF DIRECTORS OF THE COMPANY (I) HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER OF THE PURCHASER WITH AND INTO THE COMPANY (THE "MERGER") IS FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF THE OFFER SECURITIES AND HAS DECLARED THAT THE OFFER AND THE MERGER ARE ADVISABLE, (II) HAS APPROVED THE OFFER AND THE MERGER AND (III) HAS RECOMMENDED THAT THE HOLDERS OF THE OFFER SECURITIES ACCEPT THE OFFER AND TENDER THEIR OFFER SECURITIES PURSUANT TO THE OFFER AND THAT THE HOLDERS OF COMMON STOCK, SERIES A PREFERRED STOCK, SERIES B PREFERRED STOCK AND DEPOSITARY SHARES APPROVE AND ADOPT THE MERGER AGREEMENT.

                                ---------------

                     The Dealer Manager for the Offer is:
                              Merrill Lynch & Co.


May 10, 1999

                                   IMPORTANT

  Any holder of Offer Securities desiring to tender all or any portion of the Offer Securities owned by such holder should either (i) complete and sign the applicable Letter of Transmittal or a copy thereof in accordance with the instructions in such Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Offer Securities, and any other required documents, to the Depositary, (ii) where applicable, cause such holder's broker, dealer, commercial bank, trust company or custodian to tender such Offer Securities pursuant to the procedures for book-entry transfer of Offer Securities or (iii) comply with the guaranteed delivery procedure, in each case, upon the terms set forth in Section 3--"Procedures for Tendering Offer Securities". Any holder whose Offer Securities are registered in the name of a broker, dealer, commercial bank, trust company or custodian must contact such broker, dealer, commercial bank, trust company or custodian if such holder desires to tender such Offer Securities. See Section 2-- "Acceptance for Payment and Payment for Offer Securities".

  References to shares of Common Stock include references to the associated rights (the "Rights") issued pursuant to the Rights Agreement, dated as of April 22, 1998, by and between the Company and the American Stock Transfer and Trust Company, as Rights Agent, unless the context indicates otherwise. In order to validly tender shares of Common Stock, a holder must tender the associated Rights. The tender of a share of Common Stock will constitute the tender of the associated Rights. See Section 2--"Acceptance for Payment and Payment for Offer Securities".

  Any holder who desires to tender Offer Securities and whose certificate(s) evidencing such Offer Securities are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such Offer Securities by following the procedures for guaranteed delivery set forth in Section 3--"Procedures for Tendering Offer Securities".

  Copies of this Offer to Purchase, the related Letters of Transmittal or of any related documents must not be mailed to or otherwise distributed or sent in, into or from any country where such distribution or offering would require any additional measures to be taken or would be in conflict with any law or regulation of such a country or any political subdivision thereof. Persons into whose possession this document comes are required to inform themselves about and to observe any such laws or regulations. This Offer to Purchase may not be used for, or in connection with, any offer to, or solicitation by, anyone in any jurisdiction or under any circumstances in which such offer or solicitation is not authorized or is unlawful. This Offer to Purchase, the related Letters of Transmittal or any related documents may not be issued or passed on to any person in the United Kingdom unless such person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended, or is a person to whom this document may otherwise be lawfully issued or passed on.

  Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the applicable Letter of Transmittal or other related tender offer materials may be obtained from the Information Agent or from brokers, dealers, commercial banks, trust companies or custodians.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
INTRODUCTION..............................................................   1
THE TENDER OFFER..........................................................   3
   1. Terms of the Offer..................................................   3
   2. Acceptance for Payment and Payment for Offer Securities.............   5
   3. Procedures for Tendering Offer Securities...........................   6
   4. Withdrawal Rights...................................................   9
   5. Certain United States Federal Income Tax Consequences...............  10
   6. Price Range; Dividends..............................................  11
   7. Certain Information Concerning the Company..........................  13
   8. Certain Information Concerning the Purchaser and Parent.............  20
   9. Source and Amount of Funds..........................................  24
  10. Background of the Offer.............................................  25
  11. Purpose of the Offer; Plans for the Company; Certain Agreements.....  26
  12. Dividends and Distributions.........................................  37
  13. Effect of the Offer on the Market for the Offer Securities; Exchange
   Act Registration.......................................................  38
  14. Conditions of the Offer.............................................  39
  15. Certain Legal Matters; Regulatory Approvals.........................  41
  16. Fees and Expenses...................................................  46
  17. Miscellaneous.......................................................  46

 SCHEDULE I Information Concerning the Directors and Executive Officers of
            Getronics NV and Getronics Acquisition, Inc.

                                       I

To the Holders of Common Stock, 4 1/2% Series A Cumulative
 Convertible Preferred Stock, 6 1/2% Series B Cumulative
 Convertible Preferred Stock, Depositary Shares (each representing a 1/20th interest in a Share of 6 1/2% Series B Cumulative Convertible Preferred Stock), Common Stock Purchase
 Warrants and the Special Common Stock Warrant:

                                 INTRODUCTION

  Getronics Acquisition, Inc., a Delaware corporation (the "Purchaser"), and a wholly-owned subsidiary of Getronics NV, a public company with limited liability incorporated under the laws of The Netherlands with its corporate seat in Amsterdam, The Netherlands ("Parent"), hereby offers to purchase (i) all of the issued and outstanding shares of common stock, par value $0.01 per share, including the associated rights (the "Common Stock"), of Wang Laboratories, Inc., a company organized under the laws of Delaware (the "Company"), at a price of $29.25 per share of Common Stock, net to the seller in cash, without interest thereon (the "Common Stock Offer Price"), (ii) all of the issued and outstanding shares of 4 1/2% Series A Cumulative Convertible Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"), of the Company at a price of $1,271.73 per share of Series A Preferred Stock, net to the seller in cash, without interest thereon (the "Series A Preferred Stock Offer Price"), (iii) all of the issued and outstanding shares of 6 1/2% Series B Cumulative Convertible Preferred Stock, par value $0.01 per share (the "Series B Preferred Stock"), of the Company at a price of $1,101.17 per share of Series B Preferred Stock, net to the seller in cash, without interest thereon (the "Series B Preferred Stock Offer Price"), (iv) all of the issued and outstanding depositary shares, each representing a 1/20th interest in a share of Series B Preferred Stock (the "Depositary Shares"), at a price of $55.05 per Depositary Share, net to the seller in cash, without interest thereon (the "Depositary Shares Offer Price"), (v) all of the issued and outstanding warrants (other than the Special Common Stock Warrant) of the Company to purchase shares of Common Stock (the "Common Stock Purchase Warrants") at a price of $7.80 per Common Stock Purchase Warrant, net to the seller in cash, without interest thereon (the "Common Stock Purchase Warrants Offer Price") and (vi) the issued and outstanding warrant of the Company (the "Special Common Stock Warrant") giving the holder the right to receive a certain number of shares of Common Stock upon exercise thereof, at a price of $6,250,000.00, net to the seller in cash, without interest thereon (the "Special Common Stock Warrant Offer Price" and, together with the Common Stock Offer Price, the Series A Preferred Stock Offer Price, the Series B Preferred Stock Offer Price, the Depositary Shares Offer Price and the Common Stock Purchase Warrants Offer Price, collectively, the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letters of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer"). Unless the context indicates otherwise, as used herein, "Offer Securities" shall mean the shares of Common Stock, the shares of Series A Preferred Stock, the shares of Series B Preferred Stock, the Depositary Shares, the Common Stock Purchase Warrants and the Special Common Stock Warrant. Unless the context indicates otherwise, all references to shares of Common Stock shall include the associated rights (the "Rights") issued pursuant to the Rights Agreement, dated as of April 22, 1998 (the "Rights Agreement"), by and between the Company and the American Stock Transfer and Trust Company ("ASTT"), as Rights Agent.

  Tendering holders whose Offer Securities are registered in their own name and who tender directly to Citibank, N.A., as Depositary (the "Depositary") will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the applicable Letter of Transmittal, stock transfer taxes on the purchase of Offer Securities pursuant to the Offer. The Purchaser will pay all charges and expenses of Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Dealer Manager (the "Dealer Manager" or "Merrill Lynch"), the Depositary, and Morrow & Co., Inc., as Information Agent (the "Information Agent"), in each case incurred in connection with the Offer. See Section 16-- "Fees and Expenses".

  The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Offer Securities which represent at least a majority of the Common Stock Equivalents (as such term is defined herein) on the date of purchase (the "Minimum Condition"), (ii) the receipt of certain Governmental Approvals (as such term is defined herein) and (iii) the satisfaction of certain other terms and conditions described in Section 14-- "Conditions of the Offer".

  "Common Stock Equivalents" shall mean such number of shares of Common Stock represented by Offer Securities or stock options and other rights to purchase Common Stock (the "Options") which, in the case of (i) one (1) share of Common Stock, is 1, (ii) one (1) share of Series A Preferred Stock, is 43.478, (iii) one (1) share of Series B Preferred Stock, is 37.647, (iv) one (1) Depositary Share, is 1.882, (v) one (1) Common Stock Purchase Warrant, is 1, (vi) the Special Common Stock Warrant, is 213,675, and (vii) each Option, is equal to the number of shares of Common Stock issuable upon exercise of such Option.

  The Company has informed the Purchaser that, as of May 3, 1999, there were issued and outstanding (i) 47,045,593 shares of Common Stock, (ii) 90,000 shares of Series A Preferred Stock, (iii) 2,875,000 Depositary Shares (representing 143,750 shares of Series B Preferred Stock), (iv) 7,208,935 Common Stock Purchase Warrants, (v) the Special Common Stock Warrant and (vi) Options exercisable into 8,941,077 shares of Common Stock. As a result, as of such date, the Minimum Condition would be satisfied if, in the aggregate, a combination of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Depositary Shares, Common Stock Purchase Warrants and the Special Common Stock Warrant representing 36,367,045 Common Stock Equivalents would be tendered and not properly withdrawn prior to the expiration of the Offer.

  The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of May 3, 1999 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company. The Merger Agreement provides that, promptly upon consummation of the Offer, Parent will cause the Purchaser to be merged with and into the Company (the "Merger"). At the effective time of the Merger (the "Effective Time"), except for the Offer Securities which are held by any subsidiary of the Company or in the treasury of the Company, or which are held, directly or indirectly, by Parent or any direct or indirect subsidiary of Parent (including the Purchaser), all of which shall cease to be outstanding and be canceled and retired and none of which shall receive any payment with respect thereto and Offer Securities held by holders exercising their rights to dissent in accordance with the Delaware General Corporation Law (the "DGCL"), (i) each share of Common Stock (including all associated Rights) issued and outstanding immediately prior to the Effective Time and all rights in respect thereof shall, by virtue of the Merger and without any action on the part of the holder thereof, forthwith cease to exist and be converted into and represent the right to receive an amount in cash equal to $29.25, without interest, (ii) each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time and all rights in respect thereof shall, immediately prior to the Merger and without any action on the part of the holders thereof, be converted into 43.478 fully paid and nonassessable shares of Common Stock, such shares of Common Stock thereafter to be treated in accordance with clause (i) above, (iii) each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, no longer be convertible into shares of Common Stock but shall thereafter be convertible, in accordance with Section 7(E) of the Certificate of Designation of the Series B Preferred Stock, into the right to receive an amount in cash equal to $1,101.17, without interest, (iv) each Common Stock Purchase Warrant issued and outstanding immediately prior to the Effective Time and all rights in respect thereof shall, by virtue of the Merger and without any action on the part of the holders thereof, no longer be exercisable into the right to receive Common Stock but shall become exercisable, in accordance with Section 11.5 of the Warrant Agreement, dated as of October 29, 1993, by and between the Company and ASTT, into the right to receive an amount in cash equal to $7.80, without interest and (v) the Special Common Stock Warrant issued and outstanding immediately prior to the Effective Time and all rights in respect thereof shall, by virtue of the Merger and without any action on the part of the holder thereof, expire. The Merger Agreement is more fully described in Section 11--"Purpose of the Offer; Plans for the Company; Certain Agreements". Under the DGCL, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the issued and outstanding shares of each of the Common Stock, the Series A Preferred Stock and the Series B Preferred Stock, the Purchaser will be able to approve and effect the Merger without a vote of the Company's stockholders. If, however, the Purchaser does not acquire at least 90% of the issued and outstanding shares of each of the Common Stock, the Series A Preferred Stock and the Series B Preferred Stock, pursuant to the Offer or otherwise, a vote of the Company's stockholders to effect the Merger is required under the DGCL and a longer period of time will be required to effect the Merger. See Section 11-- "Purpose of the Offer; Plans for the Company; Certain Agreements".

  The board of directors of the Company (the "Board of Directors") (i) has determined that each of the Offer and the Merger is fair to, and in the best interest of, the holders of the Offer Securities and has declared that the Offer and the Merger are advisable, (ii) has approved the Offer and the Merger and (iii) has recommended that the holders of the Offer Securities accept the Offer and tender their Offer Securities pursuant to the Offer and that the holders of Common Stock, Series A Preferred Stock, Series B Preferred Stock and Depositary Shares approve and adopt the Merger Agreement.

  "Governmental Approvals" means (i) the expiration or termination of any applicable waiting period (and any extension thereof) under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (B) the voluntary notification under
Section 721 of the Defense Production Act of 1950, as amended ("Exon-Florio"),
(ii) a decision of the Commission of the European Community that the purchase of the Offer Securities contemplated by the Offer is compatible with the common market and (iii) the receipt of approvals and consents from certain other governmental agencies and authorities. See Section 14--"Conditions of the Offer" for a complete description of the conditions to the Offer.

  This Offer to Purchase and the Letters of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

                               THE TENDER OFFER

  1. Terms of the Offer. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Offer Securities validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn in accordance with
Section 4--"Withdrawal Rights". The term "Expiration Date" means 12:00 Midnight, New York City time, on Monday, June 7, 1999, unless and until the Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

  The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition and the receipt of the Governmental Approvals. The Offer is also subject to certain other conditions set forth in Section 14--"Conditions of the Offer". If these or any of the other conditions referred to in Section 14--"Conditions of the Offer" are not satisfied or any of the events specified in Section 14--"Conditions of the Offer" have occurred or are determined by the Purchaser to have occurred prior to the Expiration Date, the Purchaser, subject to the terms of the Merger Agreement, reserves the right (but is not obligated) to (i) decline to purchase any of the Offer Securities tendered in the Offer and terminate the Offer, and return all tendered Offer Securities to the tendering holders of the Offer Securities, (ii) waive or amend any or all conditions to the Offer and, to the extent permitted by applicable law and applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), purchase all Offer Securities validly tendered or (iii) subject to the limitations described below, extend the Offer and, subject to the right of a tendering holder to withdraw its Offer Securities until the Expiration Date, retain the Offer Securities which have been tendered during the period or periods for which the Offer is extended, provided, however, that, subject to the terms of the Merger Agreement, the Minimum Condition may not be waived by the Purchaser in its sole discretion.

  Subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission and to applicable law, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including upon the occurrence of any of the events specified in Section 14-- "Conditions of the Offer", by giving notice of such extension to the Depositary and by making a public announcement thereof. During any such extension, all Offer Securities previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering holder to withdraw its Offer Securities. See Section 4--"Withdrawal Rights".

  Subject to the applicable rules and regulations of the Commission and to applicable law, the Purchaser also expressly reserves the right, in its sole discretion (subject to the terms of the Merger Agreement), at any time and from time to time (i) to delay acceptance for payment of, or, regardless of whether such Offer Securities were theretofore accepted for payment, payment for, any Offer Securities (a) if any applicable waiting period (or extension thereof) under the HSR Act has not expired or been terminated, (b) if a decision of the Commission of the European Community that the purchase of the Offer Securities pursuant to the Offer is compatible with the common market has not been received, (c) if any applicable waiting period under Exon-Florio has not expired or been terminated or (d) in order to comply in whole or in part with any other applicable law, (ii) to terminate the Offer and not accept for payment any Offer Securities if any of the conditions referred to in
Section 14--"Conditions of the Offer" are not satisfied or any of the events specified in Section 14--"Conditions of the Offer" have occurred and (iii) subject to the terms of the Merger Agreement, to waive any condition, or otherwise amend the Offer in any respect by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof.

  The Purchaser reserves the right to modify the terms of the Offer including, without limitation, except as provided below, to extend the Offer beyond any scheduled expiration date, except that, without the written consent of the Company, the Purchaser will not reduce the number of Offer Securities sought in the Offer, reduce the Offer Price, or modify, waive or add to the conditions of the Offer referred to in Section 14--"Conditions of the Offer". The Purchaser reserves the right (but, subject to the terms of the Merger Agreement, will not be obligated) to extend the offer from time to time if and to the extent (i) the applicable waiting period under each of the HSR Act or Exon-Florio described in Section 15--"Certain Legal Matters; Regulatory Approvals" has not expired or been terminated on the Expiration Date or (ii) a decision of the Commission of the European Community that the purchase of the Offer Securities pursuant to the Offer is compatible with the common market has not been received.

  The Purchaser acknowledges that (i) Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Purchaser to pay the consideration offered or return the Offer Securities tendered promptly after the termination or withdrawal of the Offer and (ii) the Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the second preceding paragraph), any Offer Securities upon the occurrence of any of the conditions specified in Section 14--"Conditions of the Offer" without extending the period of time during which the Offer is open.

  During any such extension, all Offer Securities previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering holder to withdraw its Offer Securities. Any such extension, delay, termination, waiver or amendment will be followed, as promptly as practicable, by public announcement thereof, with such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act), which require that material changes be promptly disseminated to holders in a manner reasonably designed to inform them of such changes and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or as otherwise may be required by applicable law.

  If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act.

  The Company has provided the Purchaser with the Company's list of holders of the Offer Securities and security position listings in respect of the Offer Securities for the purpose of disseminating the Offer to Purchase, the applicable Letter of Transmittal, and other relevant materials to holders of Offer Securities. This Offer to Purchase, the related Letters of Transmittal and other relevant materials will be mailed to record holders of Offer Securities whose names appear on the Company's list of holders of the Offer Securities and will be furnished, for subsequent transmittal to beneficial owners of Offer Securities, to brokers, dealers, commercial banks, trust companies, custodians and similar persons whose names, or the names of whose nominees, appear on the list of holders of the Offer Securities or, where applicable, who are listed as participants in the security position listing of The Depository Trust Company ("DTC").

  2. Acceptance for Payment and Payment for Offer Securities. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, all Offer Securities validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4--"Withdrawal Rights") promptly after the later to occur of (i) the Expiration Date and (ii) the receipt of certain Governmental Approvals specified in Section 15--"Certain Legal Matters; Regulatory Approvals". Subject to applicable rules of the Commission and the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its discretion, to delay acceptance for payment of, or payment for, Offer Securities pending receipt of certain Governmental Approvals specified in Section 15--"Certain Legal Matters; Regulatory Approvals". If, following acceptance for payment of Offer Securities, the Purchaser asserts such Governmental Approvals as a condition and does not promptly pay for Offer Securities tendered, the Purchaser will promptly return such Offer Securities.

  In all cases, payment for Offer Securities purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Offer Securities (the "Offer Security Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Offer Securities into the Depositary's account at DTC (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in
Section 3--"Procedures for Tendering Offer Securities", (ii) the applicable Letter of Transmittal (or a copy thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer and (iii) any other documents required by such Letter of Transmittal.

  The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary forming a part of a Book-Entry Confirmation system, which states that the Book-Entry Transfer Facility has received an express acknowledgment from a participant (the "Participant") in the Book-Entry Transfer Facility tendering the Offer Securities that such Participant has received a copy of the Offer to Purchase and agrees to be bound by the terms of the Offer and that the Purchaser may enforce such agreement against such Participant.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Offer Securities validly tendered and not properly withdrawn if, as and when the Purchaser gives notice to the Depositary of the Purchaser's acceptance for payment of such Offer Securities. Payment for Offer

Securities accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering holders for the purpose of receiving payments from the Purchaser and transmitting payments to such tendering holders whose Offer Securities have been accepted for payment. Under no circumstances will interest on the purchase price for Offer Securities be paid by the Purchaser, regardless of any delay in making such payment or extension of the Expiration Date. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering holders, the Purchaser's obligation to make such payment shall be satisfied, and tendering holders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Offer Securities pursuant to the Offer.

  If any tendered Offer Securities are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Offer Security Certificates are submitted evidencing more Offer Securities than are tendered, Offer Security Certificates evidencing Offer Securities not purchased will be returned, without expense to the tendering holder (or, in the case of Offer Securities tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in
Section 3--"Procedures for Tendering Offer Securities", such Offer Securities will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

  If, prior to the Expiration Date, the Purchaser increases the consideration to be paid per Offer Security pursuant to the Offer, the Purchaser will pay such increased consideration for all such Offer Securities purchased pursuant to the Offer, whether or not such Offer Securities were tendered prior to such increase in consideration.

  The Purchaser reserves the right to assign to Parent, or to any other direct or indirect wholly-owned subsidiary of Parent, the right to purchase all or any portion of the Offer Securities tendered pursuant to the Offer, but any such assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering holders to receive payment for Offer Securities validly tendered and accepted for payment pursuant to the Offer.

  3. Procedures for Tendering Offer Securities.

  Valid Tender of Offer Securities. In order for Offer Securities to be validly tendered pursuant to the Offer, a holder of Offer Securities must, prior to the Expiration Date, either (i) deliver to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase (a) a properly completed and duly executed Letter of Transmittal (or a copy thereof) with any required signature guarantees, (b) the applicable Offer Security Certificates and (c) any other documents required to be included with the applicable Letter of Transmittal upon the terms and subject to the conditions thereof and of this Offer to Purchase, (ii) cause such holder's broker, dealer, commercial bank, trust company or custodian to tender applicable Offer Securities pursuant to the procedures for book-entry transfer described below or (iii) comply with the guaranteed delivery procedures described below.

  If Rights Certificates (as defined herein) have been distributed to holders of Common Stock, such holders are required to tender, or (if such procedure is available) make book-entry transfer of, Rights Certificates representing a number of Rights equal to the number of shares of Common Stock being tendered in order to effect a valid tender of such Common Stock.

  Series A Preferred Stock, Series B Preferred Stock and the Special Common Stock Warrant may be tendered only upon physical delivery to the Depositary of the applicable Letter of Transmittal and the certificate representing such securities (as such securities have been issued only in certificated form).

  The Common Stock, including the associated Rights, and the Common Stock Purchase Warrants may be tendered by means of book-entry transfer (described below) or upon physical delivery to the Depositary of the applicable Letter of Transmittal and the certificate representing such securities (as such securities have been issued in book-entry and certificated form).

  The Depositary Shares may be tendered only by means of Book-Entry Transfer (as such securities have been issued only in book-entry form).

  The method of delivery of Offer Security Certificates, the applicable Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering holder, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

  Book-Entry Transfer. The Depositary will establish an account with respect to the Common Stock, including the associated Rights, the Common Stock Purchase Warrants and the Depositary Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a Participant may tender shares of Common Stock, Common Stock Purchase Warrants or Depository Shares in the Offer by (i) causing such securities to be transferred in accordance with the Book-Entry Transfer Facility's procedures into the applicable account maintained by the Depositary at the Book-Entry Transfer Facility and (ii) causing the applicable Letter of Transmittal to be delivered to the Depositary by means of an Agent's Message. In order to effect a valid tender through the Book-Entry Transfer Facility, the shares of Common Stock, including the associated Rights, the Common Stock Purchase Warrants or the Depository Shares along with an Agent's Message and any other required documents, must, in any case, be transmitted to, and received by, the Depositary prior to the Expiration Date, or the tendering holder must comply with the guaranteed delivery procedures described below. Delivery of documents or instructions to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

  Signature Guarantee. Signatures on all Letters of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"), unless the Offer Securities tendered thereby are tendered (i) by the registered holder of Offer Securities who has not completed the box entitled "Special Payment Instructions" on the applicable Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 to the applicable Letter of Transmittal.

  If an Offer Security Certificate is registered in the name of a person other than the signer of the applicable Letter of Transmittal, if payment is to be made, or if an Offer Security Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Offer Security Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Offer Security Certificate, with the signature(s) on such Offer Security Certificate or stock powers guaranteed as described above. See Instructions 1, 5 and 7 to the applicable Letter of Transmittal.

  Guaranteed Delivery. If a holder desires to tender Offer Securities pursuant to the Offer and such holder's Offer Security Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Offer Securities may nevertheless be tendered if all the following conditions are satisfied:

    (i) the tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, is received by the Depositary as provided below prior to the Expiration Date; and

    (iii) the Offer Security Certificates (and certificates in respect of Rights ("Rights Certificates"), if such Rights Certificates have been issued) for all tendered Offer Securities, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a copy thereof) with any required signature guarantee (or, in the case of a book-entry transfer, a Book-Entry Confirmation along with an Agent's Message) and any other documents required by such Letter of Transmittal, are received by the Depositary within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery, or in the case Rights Certificates have been issued, three business days after the date Rights Certificates are distributed to holders of Common Stock.

  Any Notice of Guaranteed Delivery may be delivered by hand or transmitted by mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery. In the case of Offer Securities held through the Book-Entry Transfer Facility, the Notice of Guaranteed Delivery must be delivered to the Depositary by a Participant by means of the confirmation system of the Book-Entry Transfer Facility.

  Notwithstanding any other provision hereof, payment for Offer Securities purchased pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (i) the Offer Security Certificates evidencing such Offer Securities or a Book-Entry Confirmation of the delivery of such Offer Securities and, if Rights Certificates have been issued in respect of Common Stock, such Rights Certificates or a Book-Entry Confirmation, if available, with respect to such Rights Certificates (unless the Purchaser elects, in its sole discretion, to make payment for the Offer Securities pending receipt of the Rights Certificates or a Book-Entry Confirmation, if available, with respect to such Rights Certificates), (ii) a properly completed and duly executed Letter of Transmittal or a copy thereof (or, in the case of a book-entry transfer, an Agent's Message) and (iii) any other documents required by such Letter of Transmittal. Accordingly, tendering holders may be paid at different times depending upon when Offer Security Certificates (or Rights Certificates) or Book-Entry Confirmations with respect to Offer Securities (or Rights Certificates, if available) are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Offer Securities to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Offer Securities pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of any Offer Securities determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Offer Securities may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Offer (subject to the terms of the Merger Agreement) or any defect or irregularity in any tender with respect to Offer Securities of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders. No tender of Offer Securities will be deemed to have been validly made until all defects and irregularities have been cured or waived.

  The Purchaser's interpretation of the terms and conditions of the Offer (including the applicable Letter of Transmittal and the instructions thereto) will be final and binding.

  Appointment as Proxy. By executing the applicable Letter of Transmittal (or delivering an Agent's Message) as set forth above, a tendering holder irrevocably appoints each designee of the Purchaser as such holder's attorney-in-fact and proxy, with full power of substitution, to vote in such manner as such attorney-in-fact and proxy (or any substitute thereof) shall deem proper in its sole discretion, and to otherwise act (including pursuant to written consent) to the full extent of such holder's rights with respect to the Offer Securities tendered by such holder and accepted for payment by the Purchaser (and any and all dividends, distributions, rights or other securities issued or issuable in respect of such Offer Securities on or after May 3, 1999). All such proxies shall be considered coupled with an interest in the tendered Offer Securities and shall be irrevocable. This appointment will be effective if, when, and only to the extent that, the Purchaser accepts such Offer Securities for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such holder with respect to such Offer Securities, rights or other securities will, without further action, be revoked, and no subsequent proxies may be given (and, if given, will not be deemed effective). The designees of the Purchaser will, with respect to the Offer Securities, rights or other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such holder as they in their sole discretion may deem proper at any annual, special, adjourned or postponed meeting of the Company's stockholders, by written consent or otherwise, and the Purchaser reserves the right to require that, in order for the Offer Securities, rights or other securities to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Offer Securities, the Purchaser must be able to exercise all rights (including, without limitation, all voting rights and rights of conversion) with respect to such Offer Securities rights or other securities and receive all dividends and distributions.

  Backup Withholding. Under United States federal income tax law, the amount of any payments made by the Depositary to holders (other than corporate and certain other exempt holders) pursuant to the Offer may be subject to backup withholding tax at a rate of 31%. To avoid such backup withholding tax with respect to payments made pursuant to the Offer, a non-exempt tendering holder must provide the Depositary with such holder's correct taxpayer identification number and certify that such holder is not subject to backup withholding tax by completing the Substitute Form W-9 included as part of the applicable Letter of Transmittal. If backup withholding applies with respect to a holder or if a holder fails to deliver a completed Substitute Form W-9 to the Depositary or otherwise establish an exemption, the Depositary is required to withhold 31% of any payments made to such holder. See Section 5--"Certain United States Federal Income Tax Consequences" of this Offer to Purchase and Instruction 9 to the applicable Letter of Transmittal.

  The Purchaser's acceptance for payment of Offer Securities tendered pursuant to the Offer will constitute a binding agreement between the tendering holder and the Purchaser upon the terms and subject to the conditions of the Offer.

  4. Withdrawal Rights. Tenders of Offer Securities made pursuant to the Offer are irrevocable except that such Offer Securities may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after July 8, 1999, or at such later time as may apply if the Offer is extended.

  If the Purchaser extends the Offer, is delayed in its acceptance for payment of Offer Securities or is unable to accept Offer Securities for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Offer Securities, and such Offer Securities may not be withdrawn except to the extent that tendering holders are entitled to withdrawal rights as described in this Section 4--"Withdrawal Rights". Any such delay will be an extension of the Offer to the extent required by law.

  For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Offer Securities to be withdrawn, the class of Offer Securities to be withdrawn, the number of Offer Securities to be withdrawn and the name of the registered holder of the Offer Securities, if different from that of the person who tendered such Offer Securities. If Offer Security Certificates evidencing Offer Securities to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Offer Security Certificates, the serial numbers shown on such Offer Security Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Offer Securities have been tendered for the account of an Eligible Institution. Offer Securities tendered pursuant to the procedure for book-entry transfer as set forth in Section 3-- "Procedures for Tendering Offer Securities", may be withdrawn only by means of the withdrawal procedures made available by the Book-Entry Transfer Facility to the Participants, must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Offer Securities and must otherwise comply with the Book-Entry Transfer Facility's procedures.

  Withdrawals of tendered Offer Securities may not be rescinded without the Purchaser's consent and any Offer Securities properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of Parent, the Purchaser, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  Any Offer Securities properly withdrawn may be re-tendered at any time prior to the Expiration Date by following any of the procedures described in Section 3--"Procedures for Tendering Offer Securities".

  5. Certain United States Federal Income Tax Consequences. The receipt of cash for Offer Securities pursuant to the Offer or the Merger by a U.S. Holder (defined below) will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. For purposes of this discussion, a "U.S. Holder" is a beneficial owner of Offer Securities who for United States federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation or partnership organized in or under the laws of the United States or any State thereof (including the District of Columbia), (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control. Notwithstanding the preceding sentence, to the extent provided in the Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that maintain a valid election to continue to be treated as United States persons also will be U.S. Holders. In general, a U.S. Holder will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount realized from the sale of Offer Securities and such U.S. Holder's adjusted tax basis, if any, in such Offer Securities. Assuming that the Offer Securities constitute a capital asset in the hands of the U.S. Holder, such gain or loss will be capital gain or loss and, in the case of a noncorporate U.S. Holder, the maximum marginal United States federal income tax rate applicable to such gain will be lower than the maximum marginal United States federal income tax rate applicable to ordinary income if such U.S. Holder's holding period for such Offer Securities exceeds one year.

  The foregoing discussion may not be applicable to certain types of holders, including holders who acquired Offer Securities pursuant to the exercise of stock options or otherwise as compensation, holders that are not U.S. Holders and holders that are otherwise subject to special tax rules, such as financial institutions, insurance companies, dealers or traders in securities or currencies, tax-exempt entities, persons that hold Offer Securities as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes and persons that have a "functional currency" other than the United States dollar.

  Backup Withholding Tax. As noted in Section 3--"Procedures for Tendering Offer Securities", a holder (other than an "exempt recipient", including a corporation and a non-U.S. Holder that provides appropriate certification (if the payor does not have actual knowledge that such certificate is false)) that receives cash in exchange for Offer Securities may be subject to United States federal backup withholding tax at a rate equal to 31%, unless such holder provides its taxpayer identification number and certifies that such holder is not subject to backup withholding tax by submitting a completed Substitute Form W-9 to the Depositary. Accordingly, each holder should complete, sign and submit the Substitute Form W-9 included as part of the applicable Letter of Transmittal in order to avoid the imposition of such backup withholding tax.

  The United States federal income tax discussion set forth above is included for general information and is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (possibly retroactively). Holders are urged to consult their tax advisors with respect to the specific tax consequences of the Offer to them, including the application and effect of the alternative minimum tax and state, local and foreign tax laws.

6. Price Range; Dividends.

  Common Stock. The shares of Common Stock are listed and traded on the Nasdaq Stock Market's National Market ("Nasdaq National Market") under the symbol "WANG". The following table sets forth, for the periods indicated, the high and low sales prices per share of Common Stock as reported by the Dow Jones News Service:

                                                                     High   Low
                                                                     ----- -----
      1997:
      Quarter ended 6/30/97......................................... 21.50 16.00
      Quarter ended 9/30/97......................................... 23.13 18.63
      Quarter ended 12/31/97........................................ 25.00 19.13
      1998:
      Quarter ended 3/31/98......................................... 31.63 21.38
      Quarter ended 6/30/98......................................... 32.25 21.00
      Quarter ended 9/30/98......................................... 26.13 17.75
      Quarter ended 12/31/98........................................ 28.25 14.13
      1999:
      Quarter ended 3/31/99......................................... 28.13 18.81
      Period 4/1/99 through 5/7/99.................................. 28.94 19.13
                                                                     ----- -----

  On May 3, 1998, the last full trading day prior to the public announcement of the Offer, the last reported sales price of the Common Stock on the Nasdaq National Market was $25.50 per share of Common Stock. On May 7, 1999, the last full trading day prior to the date of this Offer to Purchase, the last reported sales price of the Common Stock on the Nasdaq National Market was $28.94 per share of Common Stock. Holders of Common Stock are urged to obtain current market quotations for the Common Stock.

  As of May 10, 1999, no dividends had ever been paid on the shares of Common Stock.

  Series A Preferred Stock. The Series A Preferred Stock is held by a single holder. No price quotations are available for the Series A Preferred Stock. The Series A Preferred Stock is entitled to cash dividends in the amount of $45.00 per annum per share, payable quarterly in arrears. The Company has advised the Purchaser that all dividend payments have been made on a timely basis.

  Series B Preferred Stock and the Depositary Shares. The Series B Preferred Stock are not listed on any exchange or traded on the Nasdaq National Market. No price quotations are available for the Series B Preferred Stock. One series of the Depositary Shares were initially authorized to be part of the National Association of Securities Dealers, Inc.'s (the "NASD") PORTAL System. Currently, PORTAL System transactions are not reported to the NASD.

  The Series B Preferred Stock is entitled to cash dividends in the amount of $65.00 per annum per share, payable quarterly in arrears. The Company has advised the Purchaser that all dividend payments have been made on a timely basis.

  Parent and the Purchaser have been advised that a second series of the Depositary Shares are traded on the over-the-counter market on a limited and sporadic basis. The following table sets forth, for the periods indicated, the high and low bid quotations per Depositary Share as reported by Factset. Such quotations represent inter-dealer quotations, without adjustment for retail markets, markdowns or commissions, and do not necessarily represent actual transactions.

                                                                     High   Low
                                                                     ----- -----
      1997:
      Quarter ended 6/30/97(/1/).................................... 51.25 47.75
      Quarter ended 9/30/97......................................... 53.50 46.63
      Quarter ended 12/31/97........................................ 54.50 47.13
      1998:
      Quarter ended 3/31/98......................................... 63.63 49.63
      Quarter ended 6/30/98......................................... 62.88 49.63
      Quarter ended 9/30/98......................................... 56.13 45.25
      Quarter ended 12/31/98........................................ 59.63 38.88
      1999:
      Quarter ended 3/31/99......................................... 59.63 46.00
      Period 4/1/99 through 5/7/99.................................. 60.38 46.00
                                                                     ----- -----

--------
(1) Period 5/9/97 through 6/30/97.

  On May 3, 1999, the last day on which the Depositary Shares were traded prior to the public announcement of the Offer, the reported closing bid quotation of the Depositary Shares on the over-the-counter market was $53.63 per Depositary Share. On May 7, 1999, the last day on which the Depositary Shares were traded prior to the date of this Offer to Purchase, the reported closing bid quotation of the Depositary Shares on the over-the-counter market was $60.38 per Depositary Share. Holders are urged to obtain a current market quotation for the Depositary Shares.

  Common Stock Purchase Warrants. The Common Stock Purchase Warrants are listed and traded on the Nasdaq National Market under the symbol "WANG W". The following table sets forth, for the periods indicated, the high and low sales prices per Common Stock Purchase Warrant as reported by the Dow Jones News
Services:

                                                                      High  Low
                                                                      ----- ----
      1997:
      Quarter ended 6/30/97..........................................  6.63 4.25
      Quarter ended 9/30/97..........................................  7.94 5.31
      Quarter ended 12/31/97.........................................  8.75 4.63
      1998:
      Quarter ended 3/31/98.......................................... 13.94 5.44
      Quarter ended 6/30/98.......................................... 14.50 6.09
      Quarter ended 9/30/98..........................................  9.13 4.50
      Quarter ended 12/31/98......................................... 10.56 2.88
      1999:
      Quarter ended 3/31/99.......................................... 10.50 4.47
      Period 4/1/99 through 5/7/1999.................................  8.75 4.88
                                                                      ----- ----

  On May 3, 1999, the last full trading day prior to the public announcement of the Offer, the last reported sales price of the Common Stock Purchase Warrants on the Nasdaq National Market was $8.63 per Common Stock Purchase Warrant. On May 7, 1999, the last day full trading prior to the date of this Offer to Purchase, the last reported sales price of the Common Stock Purchase Warrants on the Nasdaq National Market was $7.63 per Common Stock Purchase Warrant. Holders of Common Stock Purchase Warrants are urged to obtain current market quotations for the Common Stock Purchase Warrants.

  The Common Stock Purchase Warrants are not entitled to dividends.

  Special Common Stock Warrant. The Special Common Stock Warrant is owned by a single holder. No price quotations are available for the Special Common Stock Warrant. The Special Common Stock Warrant is not entitled to dividends.

  7. Certain Information Concerning the Company.

  The Company. The information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or is based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent nor the Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or the Purchaser.

  The Company provides information technology services and solutions to enhance the ability of its customers to operate efficiently and more cost effectively through common operating environments, common support environments, specialized solutions and the Internet. These services and solutions include network and desktop computing infrastructure design, integration, security and management, help desk support, maintenance, warranty support, procurement, resale and installation of information technology and communications equipment, application software design and support, and standardized and customizable solutions encompassing customer delivery channels for financial services institutions, electronic commerce and Internet-based commercial applications. The Company provides these services and solutions to customers on six continents and in major markets around the world. The Company's customers include banking and other financial services institutions, insurance companies, governments and their affiliates, including the governments of the United States, Italy, and the European Commission, public authorities and utilities, and commercial enterprises in the retail, oil and gas, computer and telecommunications sectors. The Company has approximately 20,300 employees in 45 countries of which approximately 15,500 have technical skills. The address of the Company's principal executive offices is 290 Concord Road, Billerica, Massachusetts 01821. The telephone number of the Company at such offices is (978) 625-5000.

  Capital Structure. The authorized capital of the Company consists of (i) the Common Stock and (ii) preferred stock designated as the Series A Preferred Stock, the Series B Preferred Stock and Series C Junior Participating Preferred Stock (the "Series C Preferred Stock").

  (a) Common Stock

  Each share of Common Stock is entitled to one vote. The Common Stock ranks junior to the Series A Preferred Stock and the Series B Preferred Stock with respect to dividends and rights on liquidation, winding up and dissolution.

  (b) Rights

  In accordance with the Rights Agreement, on April 22, 1998, the Board of Directors authorized and declared a dividend distribution of one Right for each share of Common Stock outstanding at the close of business on May 1, 1998, and has authorized the issuance of one Right for each share of Common Stock of the Company issued between May 1, 1998 and the Distribution Date (as defined below). Each Right entitles the holder to purchase from the Company 1/1000th of a share of Series C Preferred Stock at a price of $120 per 1/1000th of a share of Series C Preferred Stock, subject to adjustment.

  Currently, the Rights are evidenced by the certificates for Common Stock registered in the names of the holders of Common Stock (which certificates shall be deemed also to be certificates for Rights) and not by Rights Certificates, and the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock of the Company (including a transfer to the Company).

  The Rights become exercisable upon the close of business on the tenth day following the earlier to occur of (i) a public announcement that a person or a group of affiliated persons other than (a) the Company, (b) any subsidiary of the Company, (c) any employee benefit plan of the Company or its subsidiary or an entity established pursuant to the terms of such plan, (d) any person whose interest in the Company rises to 15% or more solely because of a repurchase of shares of Common Stock by the Company or (e) any person who certifies to the Company that shares in excess of 14.9% were acquired inadvertently or without knowledge of the terms of the Rights and who does not thereafter acquire additional shares of Common Stock while the beneficial owner of 15% or more of shares of Common Stock, has acquired or obtained rights to acquire beneficial ownership of 15% or more of shares of Common Stock then outstanding (such person, an "Acquiring Person") or (ii) the commencement of or public announcement of the intention to make a tender or exchange offer by a person who, upon consummation thereof, would become an Acquiring Person (the "Distribution Date"). The Purchaser has been advised by the Company that the Company and the Board of Directors have taken all necessary action to render the Rights Agreement inapplicable with respect to the Offer and the Merger.

  At any time prior to the Distribution Date, the Company may redeem the Rights, in whole but not in part, for $0.01 per Right. The Rights will expire at the close of business on April 22, 2008, if not redeemed by the Company at an earlier date.

  No holder, as such, of any Rights Certificate shall be entitled to vote, receive dividends or be deemed for any purpose the holder of the number of 1/1000th of a share of Series C Preferred Stock or any other securities of the Company which may at any time be issuable on the exercise of the Rights represented thereby, nor shall anything contained in the Rights Agreement or in any Rights Certificate be construed to confer upon the holder of any Rights Certificate, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders, or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by such Rights Certificate shall have been exercised in accordance with the provisions of the Rights Agreement.

  (c) Series A Preferred Stock

  Each share of Series A Preferred Stock is entitled to one vote and votes together as one class with the holders of Common Stock and Series B Preferred Stock. The Series A Preferred Stock ranks senior to the Common Stock and Series B Preferred Stock with respect to dividends and rights on liquidation, winding up and dissolution. The holders of Series A Preferred Stock are entitled to cumulative cash dividends in the amount of $45.00 per share per annum, payable quarterly in arrears. If six quarterly dividends have not been declared and paid or set apart for payment, whether or not consecutive, the number of directors constituting the Board of Directors shall be increased by two and the holders of the Series A Preferred Stock, voting separately as a class, will be entitled to elect such additional directors.

  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the outstanding Series A Preferred Stock have a liquidation preference of $1,000 per share, plus accrued and unpaid dividends. Neither a consolidation or merger of the Company with another corporation nor a sale or transfer of all or substantially all of the Company's assets will be considered a liquidation, dissolution or winding up of the Company.

  Each share of Series A Preferred Stock is convertible, at any time, at the option of the holder thereof, and without the payment of additional consideration, into such number of shares of Common Stock as is determined by dividing $1,000 by the initial conversion price of $23.00. The conversion price may be adjusted from time to time pursuant to the terms of the certificate of designation of the Series A Preferred Stock. The Purchaser has been advised by the Company that the initial conversion price for the Series A Preferred Stock has not been adjusted. The holders of the 90,000 issued and outstanding shares of Series A Preferred Stock would, upon conversion, be entitled to receive an aggregate number of 3,913,043 shares of Common Stock. In the event of a merger or consolidation in which the holders of the Company's issued and outstanding Common Stock immediately prior to the effective date of such merger or consolidation will not hold at least 50% of the outstanding voting securities of the surviving corporation, each share of Series A Preferred Stock shall, immediately prior to the merger or consolidation, be mandatorily converted into shares of Common Stock, at the then applicable conversion price. The Merger would be such an event.

  The Company is obligated to redeem all Series A Preferred Stock, with cash or Common Stock, by October 1, 2003 or within 180 days of the receipt by the Company of a written notice delivered by the holders thereof on or after May 30, 2002. The redemption price shall be $1,000 per share, subject to certain adjustments from time to time. The Company has advised the Purchaser that the redemption price of the Series A Preferred Stock has not been adjusted.

  (d) Series B Preferred Stock

  Each share of Series B Preferred Stock is entitled to one vote and votes together as one class with the holders of Common Stock and Series A Preferred Stock. Series B Preferred Stock ranks senior to the Common Stock of the Company and junior to Series A Preferred Stock with respect to dividends and rights on liquidation, winding up and dissolution. Subject to the rights of the holders of Series A Preferred Stock, the holders of Series B Preferred Stock are entitled to cumulative cash dividends equal to $65.00 per share per annum payable quarterly in arrears. If six quarterly dividends have not been declared and paid or set apart for payment, whether or not consecutive, the number of directors constituting the Board of Directors of the Company shall be increased by two and the holders of the Series B Preferred Stock, voting separately as a class, will be entitled to elect such additional directors.

  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series B Preferred Stock have a liquidation preference, subject to the liquidation preference of the holders of the Series A Preferred Stock, of $1,000 per share, plus accrued and unpaid dividends. Neither a consolidation or merger of the Company with another corporation nor a sale or transfer of all or substantially all of the Company's assets will be considered a liquidation, dissolution or winding up of the Company.

  Each share of Series B Preferred Stock is convertible, at the sole option of its holder, into such number of shares of Common Stock as is determined by dividing $1,000 by the initial conversion price of $26.5625. The conversion price may be adjusted from time to time pursuant to the terms of the certificate of designation of the Series B Preferred Stock. The Purchaser has been advised by the Company that the initial conversion price for the Series B Preferred Stock has not been adjusted. The holders of the 143,750 shares of Series B Preferred Stock would, upon conversion, be entitled to an aggregate number of 5,411,765 shares of Common Stock. In any merger, consolidation, sale of substantially all of the Company's assets or reclassification or recapitalization of the Common Stock in which the shares of Common Stock are converted into the right to receive stock, other securities or other property (including cash or any combination thereof), each share of Series B Preferred Stock which is not converted into the right to receive stock, securities or other property with respect to such transaction shall thereafter be convertible into the kind and amount of shares of stock, other securities or property receivable (including cash and any combination thereof) upon the consummation of such transaction, at the election of a holder of that number of shares or fraction thereof of Common Stock into which one share of Series B Preferred Stock was convertible immediately prior to such merger, consolidation, sale of assets or reclassification or recapitalization. The Company shall not agree to a merger, consolidation, sale of assets or reclassification or recapitalization unless such transaction is in accordance with the rights of the holders of Series B Preferred Stock mentioned above and until it has entered into an agreement with the successor or purchasing entity for the benefit of the holders of Series B Preferred Stock that contains provisions allowing holders of Series B Preferred Stock to convert such stock into the consideration received by holders of Common Stock at the conversion price in effect immediately prior to the merger.

  The Company may, at its option, redeem the Series B Preferred Stock, in whole or in part, during the twelve-month periods beginning on March 1, 1999, March 1, 2000 and March 1, 2001 at a redemption price of $1,030, $1,020 and $1,010, respectively per share of Series B Preferred Stock, plus all accrued and unpaid dividends. After March 1, 2002, the redemption price per share of Series B Preferred Stock is $1,000 plus all accrued and unpaid dividends.

  All of the shares of Series B Preferred Stock are deposited with ASTT under a Deposit Agreement dated as of February 27, 1996, by and among the Company, ASTT, as depositary and the holders of depositary receipts pursuant to which depositary receipts (the "Depositary Receipts") evidencing Depositary Shares are issued. Each holder of a Depositary Receipt is entitled, proportionately, to all the rights and preferences of, and subject to all of the limitations of, the interest in the Series B Preferred Stock represented thereby (including rights and preferences with respect to dividends, voting, conversion, redemption and liquidation).

  (e) Common Stock Purchase Warrants

  Each Common Stock Purchase Warrant entitles its holder to purchase one share of Common Stock at an initial exercise price of $21.45 per share of Common Stock as may be adjusted from time to time. The Purchaser has been advised by the Company that the initial exercise price for each Common Stock Purchase Warrant has not been adjusted. The Common Stock Purchase Warrants expire on July 2, 2001. Upon a merger of the Company into another entity, the Company or the surviving entity shall execute with the warrant agent an agreement which gives the holder the right upon payment of the exercise price in effect immediately prior to such merger to purchase upon exercise of each Common Stock Purchase Warrant the kind of shares and other securities and property which such holder would have been entitled to receive upon consummation of such merger had such Common Stock Purchase Warrant been exercised immediately prior to such action.

  (f) Special Common Stock Warrant

  On February 27, 1998, the Company issued one warrant which entitles the holder to purchase 1,000,000 shares of Common Stock at the initial purchase price of $23.00 per share, as adjusted from time to time, on or before the effective date of the Merger. The Purchaser has been advised by the Company that the initial purchase price has not been adjusted.

  The Special Common Stock Warrant may be exercised by the holder thereof in whole or in part. The holder shall pay the purchase price payable upon exercise of the Special Common Stock Warrant by canceling a portion of the Special Common Stock Warrant whose fair market value equals the aggregate purchase price payable upon such exercise, as follows: upon exercise, the number of shares of Common Stock to be issued to the holder shall equal (i) the difference between the fair market value per share of Common Stock as of the effective date of exercise minus the purchase price per share, (ii) multiplied by the number of shares of Common Stock with respect to which the Special Common Stock Warrant is exercised (iii) divided by the fair market value per share of Common Stock as of the exercise date.

  Upon any capital reorganization or reclassification of Common Stock (other than a change in par value or a subdivision or combination of such Common Stock), the holder of the Special Common Stock Warrant shall have the right to receive upon exercise of the Special Common Stock Warrant the kind and amount of shares of stock or other securities or property which the holder would have been entitled to receive if, immediately prior to any such reorganization or reclassification, the holder had held the number of shares of Common Stock which were then purchasable upon the exercise of the Special Common Stock Warrant.

  Financial Information. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the financial statements contained in the Company's Annual Reports on Form 10-K for the transition period from July 1, 1998 to December 31, 1998 and for the fiscal years ended June 30, 1998, and June 30, 1997. More comprehensive financial information is included in these reports and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to these reports and other documents, including the financial statements and related notes contained therein. These reports and other documents may be inspected at, and copies may be obtained from, the same places and in the manner set forth below under "Available Information".

                            WANG LABORATORIES, INC.

                     SELECTED CONSOLIDATED FINANCIAL DATA

                              Six Months Ended Year Ended Year Ended Year Ended
                                December 31,    June 30,   June 30,   June 30,
                                    1998        1998(1)    1997(1)    1996(1)
                              ---------------- ---------- ---------- ----------
                                    ($ in millions except per share data)
Income Statement Data:
Revenues....................      $1,818.0      $1,887.0   $1,268.4   $1,013.9
Income (loss) from
 continuing operations
 before discontinued
 operations.................         (39.8)       (251.6)      (6.7)      63.5
Income (loss) from
 discontinued operations....                                   76.6      (69.0)
                                  --------      --------   --------   --------
Net income (loss)...........         (39.8)       (251.6)      69.9       (5.5)
Dividends and accretion on
 preferred stock............          (7.0)        (14.1)     (14.1)     (22.6)
                                  --------      --------   --------   --------
Net income (loss) applicable
 to common holders..........      $  (46.8)     $ (265.7)  $   55.8   $  (28.1)
Net income (loss) per share:
  Basic
    Continuing operations...      $  (1.01)     $  (6.54)  $  (0.56)  $   1.13
    Discontinued
     operations.............           --            --        2.06      (1.91)
                                  --------      --------   --------   --------
Net Income (loss)...........      $  (1.01)     $  (6.54)  $   1.50   $  (0.78)
  Diluted
    Continuing operations...      $  (1.01)     $  (6.54)  $  (0.56)  $   1.07
                                  --------      --------   --------   --------
    Discontinued
     operations.............           --            --        2.06      (1.81)
                                  --------      --------   --------   --------
Net Income (loss)...........      $  (1.01)     $  (6.54)  $   1.50   $  (0.74)
Balance Sheet Data (at
 period end):
Total assets................      $2,369.8      $2,249.4   $1,034.8   $  856.6
Depreciable assets, net.....         236.0         214.1      123.0      137.3
Working capital.............         100.6          50.1      126.1       86.7
Long-term debt, excluding
 liabilities subject to
 compromise.................         250.7         116.9        --         --
Series A Preferred Stock....          86.5          86.2       85.5       84.8
Stockholders' equity
 (deficit)..................         348.2         382.5      422.8      343.1

--------
(1) Certain prior years' amounts have been reclassified to conform to the presentation for the six months ended December 31, 1998.

  Recent Developments. On May 4, 1999, the Company reported revenues for the first quarter ending March 31, 1999 of $789.0 million and EBITDA of $52.2 million. The Company reported a net loss for the quarter of $57.7 million or a loss of $1.25 per share. During the quarter, the Company recorded restructuring charges and integration-related period costs of $51.5 million. The Company ended the period with consolidated cash balances of $182.0 million and total debt of $346.0 million.

  Available Information. The Company is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in reports filed with the Commission. These reports and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic filings filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system ("EDGAR"), including those made by or in respect of the Company, are publicly available through the Commission's home page on the Internet at http://www.sec.gov.

  Certain Financial Projections for the Company. Prior to entering into the Merger Agreement, Parent conducted a due diligence review of the Company and in connection with such review received certain non-public information provided by the Company, including certain projected financial information (the "Projections") for the fiscal year ending December 31, 1999. The Company does not in the ordinary course publicly disclose projections and the Projections were not prepared with a view to public disclosure. The Company has advised Parent and the Purchaser that the Projections were prepared by the Company's management based on numerous assumptions including, among others, projections of revenues, gross profit, operating and other expenses, depreciation and amortization, capital expenditure and working capital requirements. The Projections do not give effect to the Offer or the potential combined operations of Parent and the Company. Such information is set forth below in this Offer to Purchase for the limited purpose of giving the holders of the Offer Securities access to financial projections prepared by the Company's management that were made available to Parent and the Purchaser in connection with the Merger Agreement and the Offer.

                            WANG LABORATORIES, INC.

                        PROJECTED FINANCIAL PERFORMANCE

                                        First  Second   Third  Fourth  Calendar
                                       Quarter Quarter Quarter Quarter   Year
                                        1999    1999    1999    1999     1999
                                       ------- ------- ------- ------- --------
                                                   ($ in millions)
Income Statement Data:
  Consolidated Total Revenue..........  768.7   840.7   829.6   990.8  3,429.7
  Services Revenue....................  482.0   529.0   535.0   596.0  2,141.9
  EBITA(/1/)..........................   20.5    44.3    46.2    80.7    191.7
  Operating Cash Flow.................  (66.3)    4.9     5.2    50.0     (6.2)

--------
(/1/)EBITA means earnings before interest, income taxes and amortization from continuing operations, calculated by adjusting the loss from operations for non-recurring charges, amortization expense and other income.

          CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

  Certain matters discussed herein are forward-looking statements that involve risks and uncertainties. Forward-looking statements include the information set forth above in "Certain Financial Projections for the Company".

  While presented with numerical specificity, the Projections were prepared by the Company in the ordinary course and are based upon a variety of estimates and hypothetical assumptions which may not be accurate, may not be realized, and are also inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict, and most of which are beyond the control of the Company. Accordingly, there can be no assurance that any of the Projections will be realized and the actual results for the fiscal year 1999 may vary materially from those shown above.

  In addition, the Projections were not prepared in accordance with generally accepted accounting principles, and neither the Company's nor Parent's independent accountants have examined or compiled any of the Projections or expressed any conclusion or provided any other form of assurance with respect to the Projections and accordingly assume no responsibility for the Projections. The Projections were prepared with a limited degree of precision, and were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections, which would require a more complete presentation of data than as shown above. The inclusion of the Projections herein should not be regarded as a representation by Parent and the Purchaser or any other person that the projected results will be achieved. The Projections should be read in conjunction with the historical financial information of the Company included above. None of Parent, the Purchaser or any other person assumes any responsibility for the accuracy or validity of the foregoing Projections. Forward-looking statements also include those preceded by, followed by or that include the words "believes", "expects", "anticipates" or similar expressions. Such statements should be viewed with caution.

8. Certain Information Concerning the Purchaser and Parent.

  The Purchaser. The Purchaser, a newly incorporated Delaware corporation, has not conducted any business other than in connection with the Offer and the Merger Agreement. All of the issued and outstanding shares of capital stock of the Purchaser are beneficially owned by Parent. The principal address of the Purchaser is 1013 Centre Road, Wilmington, Delaware 19805. The telephone number of the Purchaser at such office is (800) 927-9800.

  Parent. Parent is a public company with limited liability incorporated under the laws of The Netherlands with its corporate seat in Amsterdam, The Netherlands. Parent provides information and communication technology services in The Netherlands, various other European countries, the United States and Mexico. Parent's common shares are listed on the AEX-Stock Exchange (formerly known as the Amsterdam Stock Exchange). The principal executive offices of Parent are located at Donauweg 10, 1043 AJ Amsterdam, P.O. Box 652, 1000 AR Amsterdam, The Netherlands. The telephone number of Parent at such offices is 011-31-20-586-1412 (Investor Relations Department).

  Financial Information. Parent is not subject to the informational and reporting requirements of the Exchange Act and is not required to file reports and other information with the Commission relating to its businesses, financial condition or other matters. Set forth below are certain selected consolidated financial data with respect to Parent and its consolidated subsidiaries for Parent's last three fiscal years (collectively, the "Parent Financial Statements"). The Parent Financial Statements have been extracted or derived from the 1998 audited consolidated financial statements of Parent (the "1998 Consolidated Statements"). The 1998 Consolidated Statements have been filed with the Commission as an exhibit to the Purchaser's Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") relating to this Offer, and the summary below is qualified by reference to such report, which may be inspected and obtained at the office of the Commission as set forth in Section 7--"Certain Information Concerning the Company". All the financial information and related notes contained therein are incorporated herein by reference.

  The Parent Financial Statements are presented in Dutch Guilders ("Guilders" or "NLG") and are prepared in accordance with accounting principles generally accepted in The Netherlands ("Dutch GAAP"). As of each of December 31, 1996, December 31, 1997, December 31, 1998 and May 7, 1999, the rate in New York City for cable transfers in foreign currencies as certified for custom purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate"), was NGL 1.73 = U.S. $1.00, NGL 2.03 = U.S. $1.00, NGL 1.88 = U.S. $1.00 and NGL
2.20 = U.S. $1.00, respectively.

                                 GETRONICS NV

                     SELECTED CONSOLIDATED FINANCIAL DATA

                                              Fiscal year
                         -----------------------------------------------------------
                             1998(/3/)            1997(/4/)              1996
                         -----------------    -----------------    -----------------
                          (in millions of Guilders, except per share amounts)
Consolidated Earnings
 Data
  Net sales.............             3,459.2              2,776.5              2,210.7
  Added value...........             1,647.6              1,237.9              1,029.1
  Operating result......               319.3                236.5                181.3
  Group earnings before
   taxes................               326.6                251.2                200.1
  Net profit............               240.2                180.0                131.6
  Cash flow(/1/)........               291.5                212.9                179.4
Balance Sheet Data
  Capital employed......               524.2                286.8                331.1
  Group equity..........               383.8                154.2                260.2
  Market capitalization
   as at December 31....             8,374.0              5,662.0              4,075.0
Data per ordinary share
 of NLG 0.25 nominal
 value
  Net earnings(/1/).....                2.69                 2.06                 1.52
  Cash flow(/1/),(/2/)..                3.26                 2.44                 2.08
  Shareholders' equity..                4.04                 1.65                 2.94
                           December 31,         December 31,         December 31,
                               1998                 1997                 1996
                         -----------------    -----------------    -----------------
                                       (in millions of Guilders)
Consolidated Balance
 Sheet Data
  Total assets..........             1,392.3              1,024.5                986.6
  Long-term borrowings..                22.3                 11.5                  3.1
  Shareholders' equity..               364.1                144.9                255.2

--------
(1) Cash flow is defined as the total of net earnings (excluding extraordinary income), depreciation of tangible fixed assets and minority interests. The figures for 1997 have been adjusted by excluding extraordinary income to facilitate comparison.
(2) On the basis of the average number of shares outstanding. The figures for 1997 have been adjusted by excluding extraordinary income to facilitate comparison.
(3) With effect from July 1, 1998, the financial data of Grupo CP and IBM ASAP have been included in the consolidation.
(4) With effect from October 1, 1997, the financial data of ARK ASA has been included in the consolidation and with effect from January 1, 1997 the financial data of RAET N.V. has been included in the consolidation.

Differences between Dutch GAAP and U.S. GAAP

  The differences between Dutch GAAP and United States generally accepted accounting principles ("U.S. GAAP") which materially affect Parent's reported net earnings and shareholders' equity are explained below.

  Goodwill: Under Dutch GAAP, the amount of goodwill included in the price of acquired companies (and minority interests when applicable) is deducted from shareholders' equity in the year of acquisition. Under U.S. GAAP, goodwill is capitalized and amortized over the estimated life, not to exceed 40 years. Deferred income tax assets have not been valued. Since the deferred income tax assets of Parent mainly relate to acquired goodwill, the capitalization of deferred income taxes would have an effect on the shareholders' equity and the tax charge. Under U.S. GAAP, deferred income tax assets are recognized fully and a provision is made for valuation allowance if recovery is less than likely.

  Pension Cost: Under Dutch GAAP, pension costs are based on actuarial computed contributions to foundations. Liabilities for past service obligations should be recorded. Under U.S. GAAP, pension costs are computed in accordance with the provisions of Statement of Financial Accounting Standard No. 87, "Employer's Accounting for Pensions" and include current service costs, interest costs and amortization of prior service costs.

  Millennium Provision: Under Dutch GAAP, a provision is allowed to provide for millennium costs. Under U.S. GAAP, it is not allowed to provide for a millennium provision, given the restrictions to the definition of provisions under U.S. GAAP.

  Dividends: Under Dutch GAAP, it is appropriate to record a liability for a cash dividend prior to approval thereof by the annual general meeting of shareholders. Under U.S. GAAP, it is not appropriate to record a liability for dividends/distribution to shareholders subject to approval of the annual general meeting of shareholders.

  Extraordinary Results: Under Dutch GAAP, items that are defined as revenues and expenses not arising from the ordinary course of business may be accounted for as extraordinary items. Under U.S. GAAP, such items would be recorded in income from operations.

  Earnings Per Share: Under Dutch GAAP, the disclosure of earnings per share ("EPS") is allowed without taking into account a fully diluted EPS calculation. Under U.S. GAAP, the use of weighted average potential dilutive shares, as denominator for diluted EPS, is required.

Main Accounting Principles Applied by Parent

  Income Statement Data: Net sales reflect proceeds from goods and services provided to third parties during the year under review. Projects are included in net sales at the moment of final delivery. The cost of sales is the average of the historical cost of the goods and services purchased from third parties. Differences in exchange rates as well as allocations to the provision for obsolescence are included. The balance of interest income and expense is presented in the income statement. Income tax is calculated, on the basis of the applicable tax rates, on the earnings before taxes, taking into account exempt profit components. Timing differences resulting from determination of the result for tax purposes are added to or deducted from the provision for deferred taxes. Deferred tax debits have not been valued.

  Balance Sheet Data: Tangible fixed assets are valued at cost less accumulated depreciation. Depreciation is calculated according to the straight-line method, based on the estimated useful lives. Where the company has a significant influence on financial and business policies, non-consolidated investments are stated at net asset value. Other investments are stated at cost, taking account of a lasting impairment in value. Inventories are valued at the lower of average cost and marked price, taking into account a normal realizable margin, reduced by provisions for obsolescence. Work-in-progress is valued on the basis of materials used and labor costs less anticipated losses determined on a project basis and installments billed in advance. Securities are valued at the lower of acquisition cost and stock market value. Debentures are stated at nominal value, after adjustment for the non-amortized part of the premium/discount. Amortization of the premium/discount is on a straight-line basis for the remaining life to maturity. Provisions are made for risks and liabilities related to operations. Income from lease contracts is deferred and amortized over the lease term. A provision is included for repurchase commitments for lease contracts above residual value. Deferred tax liabilities resulting from timing differences in the profit determination for the financial statements and for tax purposes are stated at the tax rates prevailing in the country concerned. The warranty provision is formed for providing additional services and to cover any technical faults relating to goods and services provided. The pension provision only concerns the past-service commitments with regard to pensions and other non-activity plans, determined on an actuarial basis. The actuarial interest rate used is 4%.

  During the last five years, none of Parent, the Purchaser or to the best of their knowledge, any of the persons listed in Schedule I hereto (i) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

  Except as described in this Offer to Purchase (i) none of Parent, the Purchaser or to the best of their knowledge, any of the persons listed in
Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent, or the Purchaser beneficially owns or has any right to acquire, directly or indirectly, any equity securities of the Company and (ii) none of Parent, the Purchaser or to the best of their knowledge, any of the persons or entities referred to above or any director, executive officer or subsidiary of any of the foregoing has effected any transaction in such equity securities during the past 60 days. The Purchaser and Parent disclaim beneficial ownership of any Offer Securities owned by any pension plans of Parent or the Purchaser or any affiliate of Parent or the Purchaser.

  Except as described in this Offer to Purchase, none of Parent, the Purchaser or to the best of their knowledge, any of the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since July 1, 1995, none of Parent, the Purchaser or to the best of their knowledge, any of the persons listed on Schedule I hereto has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since July 1, 1995, there have been no contacts, negotiations or transactions between any of Parent, the Purchaser or any of their subsidiaries or, to the best knowledge of Parent, or the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

  9. Source and Amount of Funds. The Offer is not conditioned upon any financing arrangements. The amount of funds required by the Purchaser to purchase all of the outstanding Offer Securities pursuant to the Offer and to pay related fees and expenses is expected to be approximately $1.82 billion. The Purchaser intends to obtain such funds from Parent and/or one or more of its affiliates, which will obtain such funds from cash on hand, proceeds from a convertible preferred stock offering by Parent completed in April of 1999 and through a loan facility (the "Credit Facility") to be provided by ABN AMRO Bank N.V. and ING Bank N.V. (the "Banks"). Parent has received a commitment letter dated May 3, 1999 (the "Commitment Letter") from the Banks pursuant to which the Banks have agreed to lend to Parent and/or one or more of its affiliates up to NLG 4 billion for the Offer. The Credit Facility will expire 364 days after execution of the agreement evidencing the Credit Facility. Borrowings under the Credit Facility will bear interest at the rate of LIBOR/EURIBOR plus (i) 100 basis points per annum until September 30, 1999,
(ii) 125 basis points per annum from September 30, 1999 until December 31, 1999 and (iii) 125 basis points per annum from and after December 31, 1999, unless the uncanceled amount of the Credit Facility as at close of business in Amsterdam on December 31, 1999 is more than NLG 2 billion, in which case the margin for such period will be 175 basis points per annum. Parent will use the funds from the Credit Facility to finance the Purchaser, directly or indirectly, through its affiliates.

  Parent currently intends to refinance the Credit Facility through a combined common stock and preferred stock equity offering prior to the end of 1999, although no assurances can be given that such equity offering will occur.

  The foregoing summary of the source and amount of funds is subject to the preparation and completion of a definitive credit agreement for the Credit Facility and is qualified in its entirety by reference to the text of the Commitment Letter, a copy of which has been filed as an exhibit to the
Schedule 14D-1. The Commitment Letter may be inspected at, and copies may be obtained from, the same places and in the manner set forth in Section 7-- "Certain Information Concerning the Company". If and when definitive agreements relating to the Credit Facility are executed, copies will be filed as exhibits to an amendment to the Schedule 14D-1.

  The margin regulations promulgated by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") place restrictions on the amount of credit that may be extended for the purposes of purchasing margin stock, including if such credit is secured directly or indirectly by margin stock. The Purchaser believes that the financing of the acquisition of the Offer Securities will be in full compliance with, or not subject to, the margin regulations.

  10. Background of the Offer.

  On November 13, 1998, Frans Kleipool, Director of Corporate Planning of Parent, contacted Credit Suisse First Boston Corporation ("CSFB") in order to arrange a meeting between Parent and the Company. Shortly thereafter, CSFB informed Parent that Joseph M. Tucci, Chairman and Chief Executive Officer of the Company, would be interested in exchanging views about a possible business combination of the Company and Parent with A.H.J. Risseeuw, the then Chief Executive Officer of Parent.

  On December 18, 1998, Mr. Tucci was introduced by a representative of CSFB to Mr. Risseeuw at a meeting of the three parties. Mr. Tucci and Mr. Risseeuw generally discussed the business opportunities for both companies and agreed to investigate further the possibilities of a business combination.

  From late December 1998 to early February 1999, Jan Docter, the Chief Financial Officer of Parent, and Franklyn A. Caine, then Chief Financial Officer of the Company, separately had several telephone discussions with representatives of CSFB relating to possible financial and financing structures for the acquisition of the Company by Parent.

  On February 17, 1999, Messrs. Kleipool and Docter, and Peter van Voorst, a member of the executive board of Parent, met with representatives of CSFB and Mr. Tucci to discuss the preliminary scope and timing of limited due diligence reviews of the Company by Parent and of Parent by the Company.

  On March 1, 1999, Mr. Van Voorst met with Kevin Roche, Vice President of Service Planning of the Company, to discuss operational issues. Messrs. Docter and Van Voorst and Cees van Luijk, the new Chief Executive Officer of Parent, also met with Messrs. Tucci and Caine, Albert A. Notini, Executive Vice President of the Company, and Jeremiah J.J. van Vuuren, President and Chief Operating Officer, International, of the Company, to discuss operational and business issues in connection with a possible business combination. Also on March 1, 1999, the parties signed the Confidentiality Agreement (as defined below).

  On March 2, 1999, further talks were held between the senior management teams of Parent and the Company. Each of the Company and Parent made a presentation to the other party regarding its respective operations, market positioning and financial profile. Issues related to a possible business combination were discussed.

  On March 14, 1999, Messrs. Tucci and Risseeuw had a telephone conversation in which they further discussed certain issues related to a possible business combination.

  From March 20, 1999 through May 3, 1999, Parent's legal and financial advisors, together with representatives of Parent, conducted legal and financial due diligence investigations of the Company.

  On March 21, 1999, Messrs. Tucci, Docter and Kleipool met to discuss the general market trends in the systems integration industry. On March 22, 1999, Messrs. Caine, Docter and Kleipool met to discuss the integration of management control processes, procurement and business development. They also agreed on a more definitive procedure and structure for the due diligence process.

  On March 31, 1999 and April 1, 1999, Mr. Tucci met with Mr. Van Luijk and Mr. Hartgert Langman, Chairman of the Supervisory Board of Parent, to further discuss issues regarding a possible business combination.

  On April 9, 1999, Messrs. Van Vuuren, Docter and Van Voorst met in Amsterdam to discuss the Company's operations in Europe.

  On April 14, 1999, representatives of the Company and of Parent and their legal advisors met to discuss the results of the due diligence findings. On April 14 and 15, 1999, representatives of the Company and of Parent met to review information regarding the Company's European operations.

  On April 21 and 22, 1999, representatives of Parent and the Company met to review information regarding the Company's United States operations.

  On April 23, 1999, Messrs. Van Luijk and Tucci met to discuss the terms of a possible business combination. Mr. Van Luijk made a proposal to Mr. Tucci to purchase all of the Common Stock and other securities of the Company for a purchase price based on $29.25 per share of Common Stock, subject to certain terms and conditions, including the negotiation of a mutually satisfactory merger agreement.

  On April 26, 1999, the supervisory board of Parent approved Mr. Van Luijk's proposal to Mr. Tucci to acquire the Company, subject to a number of additional conditions. Subsequent to the approval by the supervisory board, Messrs. Van Luijk and Tucci had a telephone conversation in which they discussed certain aspects of the conditions imposed on Parent's proposal by Parent's supervisory board.

  On April 27, 1999, Messrs. Van Luijk and Tucci had several telephone conversations to further discuss the conditions imposed on Parent's proposal by Parent's supervisory board.

  On April 28, 1999, the Board of Directors of the Company met to discuss the proposal of Parent, as communicated to Mr. Tucci by Mr. Van Luijk. After the meeting, Mr. Tucci informed Mr. Van Luijk of the issues raised by the Board of Directors of the Company with respect to Parent's proposal.

  From April 22 to May 2, 1999, the parties and their legal counsel negotiated the terms of the proposed merger.

  On May 2, 1999, Parent was advised by Messrs. Tucci and Notini that the Company's Board of Directors had on that day reviewed the terms of the proposed merger agreement and had, subject to the satisfactory conclusion of the negotiation of the proposed merger agreement, determined that the proposed Offer and Merger are in the best interests of the Company and the Company's holders of Offer Securities, approved the Offer and the Merger and recommended acceptance of the Offer by the Company's stockholders.

  Following the Company's Board of Directors meeting, the Merger Agreement was finalized and executed by the parties on May 3, 1999. The Company and Parent each announced the execution of the Merger Agreement in press releases issued before the Nasdaq Stock Market's National Market and Amsterdam Exchanges, respectively, opened on May 4, 1999.

  11. Purpose of the Offer; Plans for the Company; Certain Agreements.

  Purpose of the Offer. The purpose of the Offer is to enable Parent to acquire the entire equity interest in the Company. Upon consummation of the Merger, the surviving corporation will become an indirect wholly-owned subsidiary of Parent.

  Plans for the Company. Subject to certain matters described below, it is currently expected that, initially following the Merger, the business and operations of the Company will generally continue as it is currently being conducted. Parent currently intends to cause the Company's operations to continue to be run and managed by, amongst others, the Company's existing executive officers. Parent will continue to evaluate all aspects of the business, operations, capitalization and management of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such further actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management.

  Parent is currently evaluating an acquisition structure pursuant to which, prior to the purchase of any Offer Securities pursuant to the Offer, all of the capital stock of the Purchaser will be transferred to a general partnership formed pursuant to the laws of Delaware (the "General Partnership"). The partners of the General Partnership will be a limited liability company established pursuant to the laws of The Netherlands, all of the interests of which will be held by Parent, and another limited liability company also established pursuant to the laws of The Netherlands, all of the interests of which will be held by a wholly-owned subsidiary of Parent. Immediately following the Merger, the surviving corporation and all of its subsidiaries organized under the laws of any of the states of the United States (other than Wang Government Services, Inc. ("WGSI")) will be liquidated and all of their respective assets will be assigned, conveyed and transferred to, and all of their respective liabilities will be assumed by, the General Partnership. WGSI, which has received facility security clearance from the Department of Defense ("DoD"), will remain a separate corporation, the shares of which will be wholly-owned by the General Partnership. All work on classified government contracts performed by other divisions or units of the Company will be transferred to WGSI. WGSI plans to enter into a foreign ownership, control and influence ("FOCI") mitigation arrangement with the Defense Security Service ("DSS") that will satisfy security requirements under Executive Order 12829 of the National Industrial Security Program ("NISP"), by limiting Parent's control over WGSI and access to classified information, but will permit WGSI to perform classified contracts. Parent is currently also considering the transfer of certain non-U.S. subsidiaries of the Company to other non-U.S. affiliates of Parent.

  Except as otherwise discussed in this Offer to Purchase, Parent has no present plans or proposals that would result in any extraordinary corporate transaction, such as a merger, reorganization, liquidation involving the Company or any of its subsidiaries, or sale or transfer of a material amount of assets of the Company or any of its subsidiaries or in any other material changes to the Company's capitalization, dividend policy, corporate structure, business or composition of the Board of Directors or the management of the Company except that Parent intends to review the composition of the boards of directors (or similar governing bodies) of the Company and its subsidiaries and to cause the election to such boards of directors (or similar governing bodies) of certain of its representatives.

  Merger Agreement. The following is a summary of the material terms of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Merger Agreement may be inspected at, and copies may be obtained from, the same places and in the manner set forth in Section 7--"Certain Information Concerning the Company".

  The Offer. The Merger Agreement provides that the Purchaser will commence the Offer and that the obligation of the Purchaser to consummate the Offer and to accept for payment and to pay for any Offer Securities tendered pursuant to the Offer shall be subject to only those conditions set forth herein. The Purchaser may not amend or change any of the conditions set forth in Section 14 --"Conditions of the Offer" without the prior written consent of the Company.

  Pursuant to the terms of the Merger Agreement, the Company has consented to the Offer and has represented that the Board of Directors has (i) determined that each of the Offer and the Merger is fair to, and in the best interest of, the holders of the Offer Securities and declared that the Offer and the Merger are advisable, (ii) approved the Offer and the Merger in accordance with the provisions of the DGCL and (iii) recommended that the holders of the Offer Securities accept the Offer and tender the Offer Securities pursuant to the Offer and that the holders of Common Stock, Series A Preferred Stock and Series B Preferred Stock approve and adopt the Merger Agreement.

  The Merger. The Merger Agreement provides that, subject to the terms and conditions thereof, and in accordance with the DGCL, the Purchaser shall be merged with and into the Company as soon as practicable following the satisfaction or waiver of the conditions set forth in the Merger Agreement (such date, the "Closing Date"), which conditions are described below. Following the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the surviving corporation (the "Surviving Corporation").

  At the Effective Time, each issued and outstanding share of Common Stock (including the associated Rights), each issued and outstanding share of Series B Preferred Stock and each issued and outstanding Common Stock Purchase Warrant (the Common Stock Purchase Warrants, the Common Stock and the Series B Preferred Stock, collectively, the "Company Stock") (other than shares of Company Stock held by any subsidiary of the Company or in the treasury of the Company, or, directly or indirectly, by Parent, the Purchaser or any other subsidiary of Parent, which shares of Company Stock will cease to be outstanding and be canceled and retired and none of which shall receive any payment with respect thereto, and other shares of Company Stock, if any, held by holders who perfect their appraisal rights under the DGCL) will by virtue of the Merger and without any action by the holders thereof, be converted into the right to receive, in the case of the Common Stock, $29.25 in cash, be converted into the right to receive, in the case of the Common Stock Purchase Warrants, $7.80 in cash, and become convertible into the right to receive, in the case of Series B Preferred Stock, $1,101.17 in cash (such amount, with respect to each such share of Company Stock, the "Applicable Merger Consideration") payable to the holder thereof, without interest thereon.

  At the Effective Time, each issued and outstanding share of Series A Preferred Stock, shall, without any action on the part of the holders thereof, be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1,000 by 23, such shares of Common Stock thereafter to be converted into the right to receive $29.25 in cash, without interest thereon.

  At the Effective Time, the Special Common Stock Warrant shall, by virtue of the Merger and without any action on the part of the holder thereof, expire.

  At the Effective Time, the Stock Appreciation Right of Ing. C. Olivetti & Co. S.p.A. (the "Olivetti Warrant"), dated March 17, 1998, shall, by virtue of the Merger and without any action on the part of the holder thereof, become exercisable for the kind and amount of shares of stock or other securities or property which the holder would have been entitled to receive if, immediately prior to the Effective Time, such holder had exercised the Olivetti Warrant and the Company had elected to pay the amount due in Common Stock.

  At the Effective Time, each share of common stock, par value $0.01 per share, of the Purchaser then issued and outstanding will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

  The Merger Agreement provides that the respective obligations of Parent and the Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction or waiver (subject to applicable law), at or prior to the Effective Time, of each of the following conditions:
(i) the Merger Agreement and the Merger shall have been approved and adopted by holders of a majority of the Common Stock, the Series A Preferred Stock and the Series B Preferred Stock (voting as one class, with each share of such capital stock having one (1) vote); (ii) no preliminary or permanent injunction or other order shall have been issued by any federal, state or foreign governmental or regulatory agency, body or authority and be in effect at the Effective Time which prohibits, restrains, enjoins or restricts the consummation of the Merger; provided, however, that, in the case of a decree, injunction or other order, each of the parties to the Merger Agreement shall have used reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may have been rendered; (iii) no federal, state or foreign statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits, restrains, enjoins or restricts the Merger or has the effect of making the Merger illegal; and (iv) the Purchaser shall have purchased shares of Offer Securities pursuant to the Offer in a number sufficient to satisfy the Minimum Condition.

  Directors and Officers of the Surviving Corporation. The Merger Agreement provides that, at the Effective Time, the directors of the Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the certificate of incorporation and by-laws of the Surviving Corporation, until the next annual stockholders' meeting of the Surviving Corporation and until their respective successors shall be duly elected or appointed and qualified. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall, subject to the applicable provisions of the certificate of incorporation and by-laws of the Surviving Corporation, be the officers of the Surviving Corporation until their respective successors shall be duly elected or appointed and qualified.

  Company Stockholders' Meeting. Pursuant to the Merger Agreement, promptly following the purchase of the Offer Securities pursuant to the Offer, if required by law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law, (i) duly call, convene and hold a meeting of the stockholders of the Company (the "Stockholders' Meeting") for the purpose of voting upon the Merger Agreement and the Merger and (ii) take all action necessary and advisable to secure the vote of stockholders required by applicable law and the Company's certificate of incorporation or the Company's by-laws to obtain the approval for the Merger Agreement and the Merger. The Company has agreed that it shall include in the proxy statement or information statement required in connection with the Stockholders' Meeting (the "Proxy Statement") the recommendation of its Board of Directors that the stockholders of the Company approve and adopt the Merger Agreement and approve the Merger. Parent shall cause all shares of capital stock of the Company owned by Parent and its direct and indirect subsidiaries (including the Purchaser) to be voted in favor of the Merger and the Merger Agreement.

  Interim Operations. The Merger Agreement provides that the Company agrees that, except as permitted, required or specifically contemplated by, or otherwise described in, the Merger Agreement or otherwise consented to or approved in writing by Parent, during the period commencing on May 3, 1999 until such time as nominees of Parent shall comprise more than half of the members of the Board of Directors of the Company or the Merger Agreement shall have been terminated pursuant to its termination provisions, each of the Company and its subsidiaries will conduct its operations only according to its ordinary and usual course of business consistent with past practice and use its reasonable best efforts to preserve intact its respective business organization, keep available the services of its officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients, joint venture partners and others having significant business relationships with them and the Company shall not, and shall cause each of its subsidiaries not to (i) amend its certificate of incorporation or its by-laws (or comparable governing documents), (ii) except (A) upon the exercise of Options, Common Stock Purchase Warrants or the Special Common Stock Warrant,
(B) upon the conversion of the Series A Preferred Stock or Series B Preferred Stock and (C) pursuant to the terms of the Ancillary Consideration Agreement, dated as of March 17, 1998, by and between the Company and Ing. C. Olivetti & Co. S.p.A, (the "Olivetti Agreement"), issue or sell, or authorize to issue or sell, any shares of its capital stock or any other securities, or issue or sell, or authorize to issue or sell, any securities convertible into, or options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock or any other securities, or make any other changes in its capital structure; (iii) sell or pledge or agree to sell or pledge any stock or other equity interest owned by it in any other person except to the extent required to be pledged to the collateral agent under the Credit Facility, (iv) except in the case of the Company's wholly-owned subsidiaries, in the ordinary course of business consistent with past practice, declare, pay or set aside any dividend (other than dividends on the Series A Preferred Stock or Series B Preferred Stock in accordance with the terms of their respective Certificates of Designation) or other distribution or payment with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock, (v) enter into any contract or commitment with respect to capital expenditures with a value in excess of, or requiring expenditures by the Company and its subsidiaries in excess of, $10 million, individually, or enter into contracts or commitments with respect to capital expenditures in excess in the aggregate of those provided for in the Company's calendar year 1999 Plan (the "Plan"); (vi) acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any material business or any person, or otherwise acquire any assets of any person (other than (A) the purchase of assets in the ordinary course of business and consistent with past practice, (B) intercompany transactions and (C) acquisitions which in the aggregate do not exceed $10 million), (vii) except in the ordinary course of business consistent with the Plan, including without limitation the implementation of the Company's job structures and broad banding program and its various variable compensation programs (including its management incentives and sales compensation plans), and except to the extent required under benefit plans, agreements, collective bargaining agreements or their arrangements as in effect on the date of the Merger Agreement or applicable law, rule or regulation, increase materially the compensation or fringe benefits of any of its directors, officers or employees or grant any severance or termination pay or enter into any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of the Company or any of its subsidiaries, or establish, adopt, enter into or, except in connection with the merger of various plans which will not materially increase the benefits payable thereunder, amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees; provided, however, the Company may enter into agreements to provide salary continuation benefits for six months following an employee's termination without cause so long as on and after January 1, 1999, the Company shall not be permitted to enter into such agreements with more than 25 employees and the aggregate maximum potential cost to the Company of all such agreements shall not exceed $1,000,000, (vii) except in the ordinary course of business consistent with past practice, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, encumber or subject to any lien, any material assets or incur or modify any indebtedness or other material liability, or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any person or, make any loan or other extension of credit, (ix) agree to the settlement of any material claim or litigation except for settlements which have been specifically reserved for in the Company's 1998 financial statements and except for settlements which individually do not exceed $300,000 and which in the aggregate, when aggregated with the Excess Settlement Amounts (as hereinafter defined), do not exceed $2,000,000; provided further that certain items may only be settled for amounts in excess of the amounts reserved therefor in the Company's 1998 financial statements (the "Excess Settlement Amounts") to the extent that the Excess Settlement Amounts, when aggregated with all other settlements after the date of the Merger Agreement, do not exceed $2,000,000, (x) make or rescind any material tax election or settle or compromise any material tax liability, (xi) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its material subsidiaries (other than the Merger), (xii) except in the ordinary course of business consistent with past practice, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) contained in any forms, reports, schedules, statements, registration statements and other filings filed by the Company and its subsidiaries with the Commission since June 30, 1997, together with any exhibits, any amendments thereto and information incorporated by reference therein, (xiii) except in the ordinary course of business consistent with past practice, enter into any agreement, understanding or commitment that restrains, limits or impedes the Company's or any of its subsidiaries' ability to compete with or conduct any business or line of business, including, but not limited to, geographic limitations on the Company's or any of its subsidiaries' activities, (xiv) take any action, engage in any transaction or enter into any agreement which would cause any of the offer conditions set forth in Section 14--"Conditions of the Offer" to not be satisfied, (xv) in the case of the Company only, take any action including, without limitation, the adoption of any shareholder rights plan or amendments to its certificate of incorporation or by-laws (or comparable governing documents), which would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights and receive the benefits of a stockholder with respect to, securities of the Company that may be acquired or controlled by Parent or the Purchaser or permit any stockholder to acquire securities of the Company on a basis not available to Parent or the Purchaser in the event that Parent or the Purchaser were to acquire any shares of its capital stock; or (xvi) agree, in writing or otherwise, to take any of the foregoing actions.

  The Company has also agreed to consult at least bi-weekly (or such shorter intervals as Parent may reasonably request) with Parent on ongoing operational issues with respect to the business and, in any event, shall keep Parent fully informed with respect to the progress of certain transactions. Each of the parties agrees to designate an officer to serve as its designated representative to facilitate these consultations (each, a "Designated Representative"). The Designated Representative of Parent shall use its reasonable efforts to respond to written requests for waivers of the covenants under the immediately preceding paragraph in no more than 48 hours from the time of receipt.

  No Solicitation. The Company and its affiliates and each of their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents shall immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to any Acquisition Proposal (as defined below). Other than in accordance with the paragraph below, the Company shall not, directly or indirectly, take (and the Company shall not authorize or permit its affiliates or its or its affiliates' officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants or other agents, to so take) any action to (i) solicit, initiate, facilitate or encourage the making of any Acquisition Proposal or any inquiries or the making of any proposal that may reasonably be expected to lead to any Acquisition Proposal (including, without limitation, by taking any action that would make the Rights Agreement or Section 203 of the DGCL inapplicable to an Acquisition Proposal), (ii) participate in any way in discussions or negotiations with, or furnish or disclose any information to, any person (other than Parent, the Purchaser or the agents or representatives of Parent or the Purchaser) in connection with any Acquisition Proposal, (iii) enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal or enter into any arrangement, understanding or agreement requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by the Merger Agreement, (iv) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or the Purchaser, the approval and recommendation of the Offer and the Merger Agreement or (v) approve or recommend, or propose to approve or recommend, any Acquisition Proposal.

  The Merger Agreement provides that the Company may take any of the actions prohibited by clauses (ii) through (v) of the second sentence of the immediately preceding paragraph in response to an unsolicited Acquisition Proposal if (1) the Company is in compliance with its obligations under the next paragraph, (2) with respect to any action that would otherwise be prohibited by clause (ii) of the second sentence of the immediately preceding paragraph, (A) such action is taken subject to a confidentiality agreement with terms not more favorable to such third party than the terms of the Confidentiality Agreement entered into between the Company and Parent dated as of February 26, 1999 (the "Confidentiality Agreement"), (B) the Board of Directors determines, after receiving advice from outside nationally recognized legal counsel to the Company and from nationally recognized investment bankers, that such Acquisition Proposal is reasonably likely to result in a Superior Proposal (as hereinafter defined) within a reasonable period of time and such determination remains in effect at all times that the Company is taking any of the actions prohibited by clause (ii) with respect to such Acquisition Proposal and (C) the Board of Directors determines, after receiving advice from outside nationally recognized legal counsel to the Company, that the failure to take such action would likely breach the fiduciary duties of the Board of Directors and (3) with respect to any action that would otherwise be prohibited by clauses (iii) through (v) of the second sentence of the immediately preceding paragraph, such Acquisition Proposal is a Superior Proposal and the Board of Directors determines, based on advice from outside nationally recognized legal counsel to the Company and nationally recognized investment bankers, that the failure to take such action would likely breach the fiduciary duties of the Board of Directors. "Acquisition Proposal" shall mean a proposal or offer for a merger or consolidation with the Company, sale or purchase of substantial assets or stock of the Company, tender or exchange offer for capital stock of the Company, or business combination or change in control or similar transaction involving the Company, other than the Offer and the Merger. "Superior Proposal" shall mean a bona fide proposal made by a third party to acquire all of the capital stock (including the Common Stock Purchase Warrants and the Special Common Stock Warrant) of the Company which (i) the Board of Directors determines in its good faith reasonable judgment, after receiving advice from nationally recognized investment bankers and outside nationally recognized legal counsel to the Company, would, if consummated, result in a transaction that is more favorable to the Company's stockholders than the transactions contemplated hereby, (ii) with respect to which the Company has received a representation and warranty with regard to the financing therefor no less favorable to the Company than the representation as to the sufficiency of funds provided by Parent and the Purchaser in the Merger Agreement, and the Company has no reason to believe that such representation is not true (it being understood that a representation which refers to highly confident letters and similar letters shall not be considered at least as favorable to the Company as the representation regarding the sufficiency of funds of Parent and the Purchaser), and (iii) is not subject to any financing or due diligence condition.

  The Merger Agreement provides that, in addition to the obligations of the Company set forth two paragraphs above, on the date thereof, the Company shall advise Parent of any request for information or of any Acquisition Proposal, or any inquiry, proposal, discussions or negotiation with respect to any Acquisition Proposal, the terms and conditions of such request, Acquisition Proposal, inquiry, proposal, discussion or negotiation and the

Company shall promptly provide to Parent copies of any written materials received by the Company in connection with any of the foregoing, and the identity of the person making any such Acquisition Proposal or such request, inquiry or proposal or with whom any discussion or negotiation are taking place. The Company shall promptly provide to Parent any written non-public information concerning the Company provided to any other person in connection with any Acquisition Proposal which was not previously provided to Parent. In the event that the Board of Directors has determined, after receiving advice from nationally recognized investment bankers and outside nationally recognized legal counsel, that an Acquisition Proposal is a Superior Proposal, the Company shall deliver to Parent written notice of such determination. During the three (3) business day period immediately succeeding delivery of such notice, the Company shall, and shall cause its financial and legal advisors to, inform Parent of the terms and conditions of such Superior Proposal, and the identity of the person making such Superior Proposal, and the Company shall, and shall cause its financial and legal advisors to, negotiate with Parent to agree to a modification of the terms and conditions of the Merger Agreement as would enable the Company to proceed with the transactions contemplated by the Merger Agreement on such adjusted terms.

  The Merger Agreement provides that, immediately following the purchase of Offer Securities pursuant to the Offer, the Company shall request each person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof to return all confidential information heretofore furnished to such person by or on behalf of the Company.

  Directors' and Officers' Insurance and Indemnification. The Merger Agreement provides that the certificate of incorporation and the by-laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's certificate of incorporation and by-laws on May 3, 1999, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company (the "Indemnified Parties"), unless such modification is required by law. In addition, pursuant to the Merger Agreement, the Surviving Corporation shall, for a period of six years from the Effective Time, either (a) maintain in effect the Company's current directors' and officers' liability insurance covering the Indemnified Parties; provided, however, that in no event shall Parent be required to expend in any one year an amount in excess of 125% of the annual premiums currently paid by the Company for such insurance which the Company represents to be $694,000 for the twelve month period ending on December 31, 1999; provided further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; provided further that the Surviving Corporation may substitute for such Company policies policies providing at least the same coverage and containing terms and conditions which are no less advantageous provided that said substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time or (b) cause the Parent's directors' and officers' liability insurance then in effect to cover the Indemnified Parties with respect to those matters covered by the Company's directors' and officers' liability policy.

  The Surviving Corporation shall indemnify all Indemnified Parties to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of the Company or any of its subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees of the Company or any of its subsidiaries occurring prior to the Effective Time including, without limitation, the transactions contemplated by the Merger Agreement.

  Compensation and Benefits. Pursuant to the Merger Agreement, until the first anniversary of the Effective Time, the Surviving Corporation shall ensure that all employees and officers of the Company receive benefits that, taken as a whole, are not materially less favorable in the aggregate to the benefits received by such individuals immediately prior to May 3, 1999 under applicable Employee Benefit Plans (other than any Employee Benefit Plan providing for stock based compensation or benefits), which Employee Benefit Plan shall mean each domestic and foreign employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 as amended and the rules and regulations thereunder ("ERISA"), whether or not subject to ERISA, and each stock option, stock appreciation right, restricted stock, stock purchase, incentive, bonus, profit-sharing, savings, deferred compensation, health, medical, dental, life insurance, disability, accident, supplemental unemployment or retirement, employment, severance or salary or benefits continuation or fringe benefit plan, program, arrangement, agreement or commitment currently maintained by the Company or any subsidiary thereof for the benefit of any employee, director, former employee, former director of the Company or any of its subsidiaries or to which the Company or any subsidiary thereof (including all employers (whether or not incorporated) that would be treated together with the Company as a single employer within the meaning of Section 414 of the United States Internal Revenue Code of 1986, as amended) contributes (or has any obligation to contribute), has any liability or is a party. Notwithstanding anything in the Merger Agreement to the contrary, from and after the Effective Time, the Surviving Corporation shall have sole discretion over the hiring, promotion, retention, termination and other terms and conditions of the employment of the employees of the Surviving Corporation consistent with applicable law. With respect to each employee benefit plan (as defined in Section 3(3) of ERISA) or similar policy or program provided by the Surviving Corporation to employees of the Company (the "Surviving Corporation Plans"), for purposes of determining eligibility to participate, vesting and entitlement to benefits (including severance benefits and vacation entitlement, but not for accrual of pension benefits), service with the Company (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with the Surviving Corporation (except to the extent such recognition would result in duplication of benefits). Such service shall also apply for purposes of satisfying any waiting periods, evidence of insurability requirements or the application of any pre-existing condition limitations. Employees of the Company shall be given credit for amounts paid under a corresponding welfare benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms of the applicable Surviving Corporation Plan. Except as otherwise provided in this paragraph, nothing in the section on employee benefits in the Merger Agreement shall prevent Parent or the Surviving Corporation from amending or terminating any Employee Benefit Plan in accordance with its terms. At the Effective Time, the Surviving Corporation shall assume and honor, or cause the applicable subsidiary to assume and honor, in accordance with their terms (i) all employment, severance and each other compensation agreement and arrangement existing prior to the execution of the Merger Agreement which are between the Company or any subsidiary and any director, officer or employee thereof and (ii) all collective bargaining agreements or shop agreements or other arrangements with unions, workers councils or similar organizations. The Company and Parent agree that the consummation of the offer shall constitute a "change in control" for purposes of all Employee Benefit Plans which contain such provisions. Parent shall, as soon as practicable after the Effective Date, commence the implementation of a stock incentive plan pursuant to which certain employees of Parent and the Surviving Corporation will be granted, on an annual basis, stock options entitling the holders thereof to receive, in the aggregate, upon exercise thereof pursuant to the terms and conditions of such stock incentive plan, 1.4% of the shares of common stock of Parent issued and outstanding as of the first day of the fiscal year of Parent during which such grant was made, provided that nothing shall obligate Parent to structure such stock incentive plan in a manner which would obligate it to any disclosure requirement under the Securities Act of 1933, as amended, the Exchange Act or the rules and regulations promulgated thereunder, other than as may be required by Rule 12g3-2(b) under the Exchange Act.

  Options. Pursuant to the Merger Agreement, prior to the Effective Time, the Board of Directors (or, if appropriate, any committee thereof) shall take all actions and shall use its reasonable best efforts to obtain all necessary consents and releases from all of the holders of all Options heretofore granted under any compensatory stock option plan of the Company or otherwise (the "Stock Plans"), to (i) provide for the cancellation, effective at the Effective Time, subject to the payment provided for in the next sentence being made, of all Options, (ii) terminate, as of the Effective Time, the Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its subsidiaries (collectively with the Stock Plans, referred to as the "Stock Incentive Plans") and (iii) amend, as of the Effective Time, the provisions of any other Employee Benefit Plan (as defined in the immediately preceding paragraph) providing for the issuance, transfer or grant of any capital stock of the Company or any such subsidiary, or any interest in respect of any capital stock of the Company or any such subsidiary, to provide no continuing rights to acquire, hold, transfer or grant any capital stock of the Company or any such subsidiary or any interest in the capital stock of the Company or any such subsidiary. Stock Plans shall not include any Intercompany Convertible Instruments (defined as any instrument held pursuant to the Intercompany Convertible Instruments Agreement dated as of October 29, 1993 by and between the Company and ASTT), and Options shall not include any options granted under any Intercompany Convertible Instrument. Immediately prior to the Effective Time, each Option, whether or not then vested or exercisable, shall no longer be exercisable for the purchase of shares of Common Stock but shall entitle each holder thereof, in cancellation and settlement therefor, to payments by the Company in cash (the "Cash Payment"), at the Effective Time, equal to the product of (a) the total number of shares of Common Stock subject to such Option, whether or not then vested or exercisable, and (b) the amount by which the Applicable Merger Consideration for shares of Common Stock exceeds the exercise price per share of Common Stock subject to such Option, each such Cash Payment to be paid to each holder of an outstanding Option at the Effective Time. The Company shall deliver to Parent on the date that is two (2) business days prior to the Effective Time a list of the Options which are outstanding as of such date, together with detailed calculations of the Cash Payments relating to such Options as if the Effective Time had occurred on such date. Except as otherwise contemplated in the Merger Agreement, any then outstanding stock appreciation rights or limited stock appreciation rights issued by the Company or any subsidiary of the Company shall be canceled immediately prior to the Effective Time without any payment therefor. The Company shall use its reasonable best efforts to ensure that neither it nor any of its subsidiaries is or will be bound by any Options, other options, warrants, rights or agreements which would entitle any person, other than Parent or its affiliates, to own any capital stock of the Company or any of its subsidiaries or to receive any payment in respect thereof. Notwithstanding any other provision of this paragraph, the Company shall not be required to purchase any minority equity interests in any of its subsidiaries. Notwithstanding any other provision of the section on options in the Merger Agreement to the contrary, payment of the Cash Payment may be withheld with respect to any Option until necessary consents and releases are obtained. The Company shall take all steps as may be required to provide that with respect to each individual who is a director or officer of the Company immediately prior to the Effective Time all transactions contemplated by the Merger Agreement with respect to Offer Securities held by such person shall be exempt under the Exchange Act in accordance with the terms and conditions set forth in that certain No-Action Letter, dated January 12, 1999, issued by the Securities and Exchange Commission to Skadden, Arps, Slate, Meagher & Flom LLP. Immediately prior to the Merger, the Company shall cause any restrictions imposed on the 606,500 shares of Common Stock which were issued to certain employees and the outright, unencumbered ownership of which is subject to the fulfillment of certain conditions, to be lifted.

  Agreement to Use Reasonable Best Efforts. Pursuant to the Merger Agreement and subject to the terms and conditions thereof, each of the Company, Parent and the Purchaser shall, and the Company shall cause each of its subsidiaries to, cooperate and use their reasonable best efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement including, without limitation, their reasonable best efforts to obtain, prior to the Closing Date, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and its subsidiaries as are necessary for consummation of the transactions contemplated by the Merger Agreement and to fulfill the conditions to the Offer and the Merger; provided, however, that no loan agreement or contract for borrowed money shall be repaid except as currently required by its terms, in whole or in part, and no contract shall be amended to increase the amount payable thereunder or otherwise to be more burdensome to the Company or any of its subsidiaries in order to obtain any such consent, approval or authorization without the prior written consent of Parent (which shall not be unreasonably withheld). Without limiting the generality of the foregoing, without the prior written consent of the Company, neither Parent nor the Purchaser will take any action which would cause any of the conditions set forth in the Commitment Letter not to be satisfied or which would make its representation regarding the sufficiency of funds of Parent and the Purchaser untrue.

  In addition, the Merger Agreement provides that each party thereto shall (i) take promptly all actions necessary to make the filings required of it or any of its affiliates under any applicable antitrust laws in connection with the Merger Agreement and the transactions contemplated thereby, (ii) comply at the earliest practicable date with any formal or informal request for additional information or documentary material received by it or any of its affiliates from any antitrust authority and (iii) cooperate with one another in connection with any filing under applicable antitrust laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by the Merger Agreement initiated by any antitrust authority. Each party to the Merger Agreement shall use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by the Merger Agreement under any antitrust law. Each party to the Merger Agreement shall promptly inform the other parties of any material communication made to, or received by such party from, any antitrust authority or any other governmental or regulatory authority regarding any of the transactions contemplated thereby.

  The Merger Agreement also provides that the Company and Parent shall, as soon as practicable and in any event within five (5) days of the date of the Merger Agreement, file a voluntary notification pursuant to, and in compliance with, Exon-Florio and shall use their reasonable best efforts to respond to any inquiries from governmental officials with respect thereto.

  Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and the Purchaser with respect to, among other things, its organization, corporate authority, capitalization, financial statements, public filings, litigation, compliance with laws, consent and approvals, employee benefit plans, brokers' or finders' fees, state takeover statutes, voting requirements, undisclosed liabilities, taxes, intellectual property, Year 2000 compliance and the absence of any material adverse changes in the Company since December 31, 1998.

  Termination. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the Company's stockholders (a) by mutual consent of the Company, on the one hand, and of Parent and the Purchaser, on the other hand; provided, however, that after consummation of the Offer, the consent of a majority of the Independent Directors (defined as a director who is a director on May 3, 1999 and who is not an affiliate or associate of Parent or the Purchaser or any other person who beneficially owns Offer Securities representing 5% or more of the Common Stock Equivalents, or is designated by a majority of the directors of the Company who are such directors) shall also be required to terminate the Merger Agreement, (b) by either Parent, on the one hand, or the Company, on the other hand, if any statute, rule or regulation shall have been promulgated which prohibits the consummation of the Offer or the Merger or if any order or injunction of a court of competent jurisdiction which prohibits consummation of the Offer or the Merger shall have become final and nonappealable, (c) by either Parent, on the one hand, or the Company, on the other hand, if the Offer shall have expired without any Offer Securities being purchased pursuant thereto as a result of the failure to meet any one or more of the tender offer conditions set forth in Section 14--"Conditions of the Offer", provided, however, that the right to terminate the Merger Agreement shall not be available (i) to the Company if the Merger Agreement may be terminated by Parent pursuant to clause (d) set forth below in this paragraph and (ii) to Parent if the Merger Agreement may be terminated by the Company pursuant to clause (g) set forth below in this paragraph, (d) by Parent, in the event of, at any time prior to consummation of the Offer, a breach by the Company of any representation, warranty, covenant or agreement contained in the Merger Agreement which, if uncured, would give rise to the failure of a condition set forth in clause (v)(e) or (f) of the tender offer conditions set forth in
Section 14--"Conditions of the Offer" and such breach is incapable of being cured or, if capable of being cured, has not been cured within fifteen (15) business days following receipt by the Company of written notice of such breach from Parent and has not been waived by Parent pursuant to the provisions hereof, (e)(i) by Parent if, at any time prior to consummation of the Offer, (A) the Company shall have (w) entered into any agreement, arrangement or understanding with respect to any Acquisition Proposal, (x) withdrawn or modified, or proposed to withdraw or modify, in a manner adverse to Parent or the Purchaser, the approval and recommendation of the Offer and the Merger Agreement, or (y) approved or recommended, or proposed to approve or recommend, any Acquisition Proposal or (z) announced a neutral position with respect to any Acquisition Proposal and does not reject or recommend such Acquisition Proposal within three (3) business days of the announcement of such neutral position, (B) the Board of Directors or any committee thereof shall have failed to reaffirm its approval and recommendation of the Offer, the Merger and the Merger Agreement within three (3) business days of Parent's request for such reaffirmation, or
(C) the Company or the Board of Directors or any committee thereof shall have resolved to do any of the foregoing or (ii) by the Company if, at any time prior to consummation of the Offer, the Company shall have entered into an agreement to effect a Superior Proposal and the entering into of such agreement is permitted in accordance with the provision on no solicitation of the Merger Agreement described above and the fees payable by the Company to Parent in an amount equal to $65,000,000 are paid simultaneously with such termination, (f) by Parent, if the Minimum Condition shall not have been satisfied by the expiration date of the Offer and on or prior to such date a third party shall have made or caused to be made a proposal, or public announcement of a proposal, to the Company or its stockholders with respect to
(A) the acquisition of the Company by merger, tender offer or otherwise; (B) a merger, consolidation or similar business combination with the Company or any of its subsidiaries; (C) the acquisition of 20% or more of the assets of the Company and its subsidiaries, taken as a whole; (D) the acquisition of 20% or more of the Common Stock Equivalents of the Company or (E) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend (any of the proposed transactions enumerated in clauses
(A) through (E), an "Alternative Proposal"), (g) by the Company, in the event of, at any time prior to consummation of the Offer, (i) a breach by Parent or the Purchaser of any representation or warranty contained in the Merger Agreement which, if uncured, would result in any such representation or warranty that is qualified as to materiality being untrue or incorrect in any respect or in any such representation or warranty that is not so qualified being untrue or incorrect in any material respect, in each case as of the date of the consummation of the Offer as though made on or as of such date, except
(x) for changes specifically permitted by the Merger Agreement and (y) that, to the than Evaluation Material) solely for the purpose of evaluating a possible business transaction (the "Possible Transaction") and to keep such information confidential; provided, however, that (i) the Evaluation Material may be disclosed to Parent's Advisors who need extent such representations and warranties address matters only as of a particular date, such representations and warranties shall, to such extent, be true and correct at and as of such particular date as if made at and as of such particular date or (ii) Parent or the Purchaser shall have failed to perform in all material respects any obligation or to comply in any material respect with any agreement or covenant of Parent or the Purchaser to be performed or complied with by it under the Merger Agreement, and, in the case of either clause (i) or (ii), such breach or failure is incapable of being cured or, if capable of being cured, has not been cured within fifteen (15) business days following receipt by Parent of written notice of such breach from the Company or has not been waived by the Company pursuant to the provisions hereof, (h) by the Company, if Parent or the Purchaser shall have failed to commence the Offer within six (6) business days following the date of the Merger Agreement; (i) by Parent, on the one hand, or the Company, on the other hand, if the acceptance for payment of the Offer Securities shall not have occurred within one hundred twenty (120) days after commencement of the Offer, provided, however, that the right to terminate the Merger Agreement shall not be available (i) to the Company if the Merger Agreement may be terminated by Parent pursuant to clause (d) above or if any of the events set forth in clauses (v) (g) or (h) of the tender offer conditions set forth in Section 14--"Conditions of the Offer" shall have occurred or an Alternative Proposal shall have been outstanding at any time during the thirty (30) day period ending prior to such date of proposed termination and (ii) to Parent if the Merger Agreement may be terminated by the Company pursuant to clause (g) above.

  The Merger Agreement provides that, in the event of termination of the Merger Agreement pursuant to the provisions described above by Parent, on the one hand, or the Company, on the other hand, no party will incur any liability to any other party except for breach of the Merger Agreement and the survival of certain provisions relating to the representations and warranties of the Company, Parent and the Purchaser regarding broker's and finder's fees, confidentiality, fees and expenses, the applicable law and the waiver of jury trial.

  Confidentiality Agreement. The following is a summary of the Confidentiality Agreement. The summary is qualified in its entirety by reference to the Confidentiality Agreement, a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Confidentiality Agreement can be inspected at, and copies may be obtained from, the same places and in the manner set forth in Section 7--"Certain Information Concerning the Company".

  Pursuant to the Confidentiality Agreement, Parent has agreed, among other things, to use any information concerning the Company (whether prepared by the Company, its Advisors (as defined below) or otherwise) (the "Evaluation Material") (but excluding information which (i) was already in Parent's possession, provided that such information is not known by Parent to be subject to another confidentiality agreement with the Company or another party, (ii) was, is or will be in the public domain other than as a result of a disclosure by Parent or Parents' directors, officers, employees, agents or advisors (collectively, "Advisors"), (iii) was, is or will be available to Parent on a non-confidential basis from a source other than the Company or its Advisors, provided that such source is not known by Parent to be bound by a confidentiality agreement with the Company or another party or (iv) has been independently acquired or developed by Parent or its Advisors based on information other to know such information solely for the purpose of evaluating the Possible Transaction and (ii) any disclosure of the Evaluation Material may be made to which the Company consents in writing. Both Parent and the Company (each, a "Party" and, collectively, the "Parties") have agreed that for a period commencing on February 26, 1999 and ending two years after the termination of the Confidentiality Agreement, neither Party will hire or solicit for employment any of each other's employees, including employees of their respective subsidiaries, with whom Parent or its Advisors, on the one hand, or the Company and its Advisors, on the other, have had contact during the course of discussions related to the Possible Transaction. The Confidentiality Agreement and all obligations thereunder will terminate two years from February 26, 1999. The Company also agreed to treat any information concerning Parent's business with the same confidentiality and subject to the same restrictions as the Confidentiality Agreement requires Parent to observe with respect to the information provided by the Company to Parent.

  12. Dividends and Distributions. As described above, the Merger Agreement provides that the Company shall not (i) except (A) upon the exercise of Options, Common Stock Purchase Warrants or the Special Common Stock Warrant,
(B) upon the conversion of the Series A Preferred Stock or Series B Preferred Stock and (C) pursuant to the terms of the Olivetti Agreement, issue or sell, or authorize to issue or sell, any shares of its capital stock or any other securities, or issue or sell, or authorize to issue or sell, any securities convertible into, or options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock or any other securities, or make any other changes in its capital structure or (ii) except in the case of wholly-owned subsidiaries of the Company, in the ordinary course of business consistent with past practice, declare, pay or set aside any dividend (other than dividends on the Series A Preferred Stock or the Series B Preferred Stock in accordance with the terms of their respective certificates of designation) or other distribution or payment with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock or its other securities.

  If, on or after May 3, 1999, the Company should engage in the conduct referred to in the preceding paragraph, then, subject to the provisions of
Section 14--"Conditions of the Offer", the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

  If, on or after May 3, 1999, the Company should declare, pay or set aside any dividend (other than dividends on Series A Preferred Stock or Series B Preferred Stock in accordance with the terms of their respective certificates of designation) or other distribution with respect to its capital stock payable or distributable to holders of record on a date prior to the transfer of the Offer Securities purchased pursuant to the Offer to Purchase on the Company's stock transfer records, then, subject to the provisions of Section 14--"Conditions of the Offer", (i) the Offer Price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (ii) the whole of any such dividend, distribution or issuance to be received by the tendering holders will (x) be received and held by the tendering holders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering holder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (y) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of each exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such dividend or other distribution and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Purchaser in its sole discretion.

  Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the preceding paragraphs except as permitted, required or specifically contemplated by the Merger Agreement and nothing herein shall constitute a waiver by Parent or the Purchaser of any of its rights under the Merger Agreement or a limitation of remedies available to Parent or the Purchaser for any breach of the Merger Agreement, including termination thereof.

  13. Effect of the Offer on the Market for the Offer Securities; Exchange Act Registration.

  Market for Offer Securities. The purchase of shares of Common Stock and Common Stock Purchase Warrants pursuant to the Offer will reduce the number of holders of such securities and the number of such securities that might otherwise trade publicly and could adversely affect the liquidity and market value of such remaining securities held by the public.

  Depending upon the aggregate market value and per share price of any shares of Common Stock not purchased pursuant to the Offer, the Common Stock may no longer meet the standards of the NASD for continued inclusion in the Nasdaq National Market, which require, among other things, that an issuer have at least 750,000 publicly held shares with a market value of at least $5 million held by at least 400 holders holding round lots and have net tangible assets of at least $4 million. If these standards are not met, the Common Stock might nevertheless continue to be included in the NASD's Nasdaq Stock Market (the "Nasdaq Stock Market") with quotations published in the Nasdaq "additional list" or in one of the "local lists". However, if the number of holders of Common Stock falls below 300, or if the number of shares of publicly held Common Stock falls below 500,000, or if there are not at least two market makers for such Common Stock, NASD rules provide that the Common Stock would no longer be "qualified" for Nasdaq Stock Market reporting, and the Nasdaq Stock Market would cease to provide any quotations. Common Stock held directly or indirectly by an officer or director of the Company, or by any beneficial owner of more than 10% of the shares of Common Stock, ordinarily will not be considered as being publicly held for this purpose. If, as a result of the purchase of Common Stock pursuant to the Offer or otherwise, the Common Stock no longer meets the NASD requirements for continued inclusion in any tier of the Nasdaq National Market, and the Common Stock is no longer included in any tier of the Nasdaq Stock Market, the market for such Common Stock could be adversely affected.

  Depending upon the number of Common Stock Purchase Warrants and shares of Common Stock purchased pursuant to the Offer, the Common Stock Purchase Warrants may no longer meet the requirements of the NASD for continued inclusion of a warrant in the Nasdaq National Market, which require among other things, that the stock of the issuer of such warrant continue to be listed on the Nasdaq National Market or a national securities exchange. If these requirements are not met, the Common Stock Purchase Warrants might nevertheless continue to be included in the Nasdaq Stock Market with quotations published in the Nasdaq "additional list" or in one of the "local lists". Depending upon the number of Common Stock Purchase Warrants and shares of Common Stock purchased pursuant to the Offer, the Common Stock Purchase Warrants may no longer be "qualified" for Nasdaq Stock Market reporting and the Nasdaq Stock Market would cease to provide any quotations. If, as a result of the purchase of Common Stock Purchase Warrants or shares of Common Stock, pursuant to the Offer or otherwise, the Common Stock Purchase Warrants no longer meet the requirements of the NASD for continued inclusion in the Nasdaq Stock Market, the market for the Common Stock Purchase Warrants could be adversely affected.

  In the event the Common Stock and the Common Stock Purchase Warrants no longer meet the requirements of the NASD for inclusion in any tier of the Nasdaq Stock Market, quotations might still be available from other sources. The extent of the public market for Common Stock and Common Stock Purchase Warrants and availability of such quotations would, however, depend upon the number of holders of Common Stock and Common Stock Purchase Warrants remaining at such time, the interest in maintaining a market in the Common

Stock and the Common Stock Purchase Warrants on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors.

  Exchange Act Registration. The Common Stock and the Common Stock Purchase Warrants are currently registered under the Exchange Act. Registration of the Common Stock and the Common Stock Purchase Warrants under the Exchange Act may be terminated upon application of the Company to the Commission if the Common Stock and the Common Stock Purchase Warrants are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Common Stock and the Common Stock Purchase Warrants under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Common Stock and the Common Stock Purchase Warrants under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

  If registration of the Common Stock is not terminated prior to the Merger, then the Common Stock will be delisted from all stock exchanges and the registration of the Common Stock under the Exchange Act will be terminated following the consummation of the Merger.

  Margin Regulations. The shares of Common Stock, the Common Stock Purchase Warrants and the Special Common Stock Warrant are currently "margin securities," as such term is defined under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Common Stock, the Common Stock Purchase Warrants and the Special Common Stock Warrant. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, shares of the Common Stock, the Common Stock Purchase Warrants and the Special Common Stock Warrant would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In any event, the shares of Common Stock, the Common Stock Purchase Warrants and the Special Common Stock Warrant will cease to be "margin securities" if registration of the Common Stock, the Common Stock Purchase Warrants and the Special Common Stock Warrant under the Exchange Act is terminated.

  None of the Series A Preferred Stock, the Series B Preferred Stock or the Depositary Shares is a "margin security".

  14. Conditions of the Offer. Notwithstanding any other provision of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Offer Securities promptly after termination or withdrawal of the Offer), pay for any Offer Securities tendered pursuant to the Offer and may terminate the Offer and may postpone the acceptance of, and payment for, any Offer Securities if (i) there shall not have been validly tendered and not properly withdrawn prior to the expiration of the Offer, Offer Securities which represent at least a majority of all of the Common Stock Equivalents on the date of purchase, (ii) any applicable waiting period (and any extension thereof) under the HSR Act shall not have expired or been terminated, prior to the expiration of the Offer,
(iii) a decision of the Commission of the European Community that the purchase of the Offer Securities pursuant to the Offer and the Merger are compatible with the common market shall not have been received prior to the expiration of the Offer, (iv) any applicable waiting period under Exon-Florio shall not have expired or been terminated prior to the expiration of the Offer or (v) if, at any time after the date of the Merger Agreement and at or before the time of payment for any such Offer Securities (whether or not any Offer Securities have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following shall occur:

    (a) there shall be instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, or by any other person, domestic or foreign, before any court of competent jurisdiction or governmental authority or agency, domestic or foreign, which could reasonably be expected to (i) make illegal, or directly or indirectly prohibit or make materially more costly the Offer or the Merger or result in material damages, (ii) result in a prohibition or material limitation on the ownership or operation by Parent or the Purchaser of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole or compel Parent or the Purchaser to dispose of or hold separately all or any material portion of the business or assets of Parent and its subsidiaries taken as a whole or the Company and its subsidiaries taken as a whole, or impose any material limitation on the ability of Parent or the Purchaser to conduct its business or own such assets, (iii) result in an imposition of limitations on the ability of Parent or the Purchaser effectively to exercise full rights of ownership of the Offer Securities including, without limitation, the right to vote any Offer Securities acquired or owned by the Purchaser or Parent on all matters properly presented to the Company's stockholders or (iv) a requirement of divestiture by Parent or the Purchaser of any Offer Securities;

    (b) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction proposed, enacted, enforced, promulgated, amended or issued and applicable to or deemed applicable to (i) Parent, the Purchaser, the Company or any subsidiary of the Company or (ii) the Offer or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act or Exon-Florio or the modification and reporting requirements under European Community antitrust laws (in each case with respect to the Offer or to the Merger), that could reasonably be expected to result directly or indirectly, in any of the consequences referred to in paragraph (a) above;

    (c) there shall have occurred, any event, change, occurrence, effect, fact or circumstance which has or could reasonably have, a Material Adverse Effect (as such term is defined below) or a Performance Material Adverse Effect (as such term is defined below) on the Company;

    (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any United States securities exchange, in any United States over-the-counter market or the AEX-Stock Exchange for a period in excess of 12 hours (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) any decline in the Morgan Stanley World Index in excess of 23% measured from the close of business on the trading day next preceding the date of the Merger Agreement, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any other jurisdiction in which any bank or other financial institution in any manner involved with the financing of the Offer or the Merger is incorporated or (iv) any material limitation (whether or not mandatory) by any Federal, state or foreign governmental authority or agency on, the extension of credit by banks or other lending institutions which materially and adversely affects the ability of Parent to obtain the financing necessary to effect the Offer or the Merger;

    (e) any of the representations or warranties made by the Company in the Merger Agreement that are qualified as to materiality shall be untrue or incorrect in any respect or any such representations and warranties that are not so qualified shall be untrue or incorrect in any material respect, in each case as of the date of the consummation of the Offer as though made on or as of such date, except (i) for changes specifically permitted by the Merger Agreement and (ii) that to the extent such representations and warranties address matters only as of a particular date, such representations and warranties shall, to such extent, be true and correct at and as at such particular date as if made at and as of such particular date;

    (f) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement on or prior to the date of consummation of the Offer;

    (g) the Board of Directors or any committee thereof shall have withdrawn, or modified or proposed to withdraw or modify, in a manner adverse to Parent or the Purchaser, the approval and recommendation of the Offer and the Merger Agreement, or approved or recommended, or proposed to approve or recommend, any Acquisition Proposal, or announced a neutral position with respect to any Acquisition Proposal and does not reject or recommend such Acquisition Proposal within three (3) business days of the announcement of such neutral position or, upon request by Parent, shall have failed to reaffirm its approval and recommendation of the Offer, the Merger and the Merger Agreement within three (3) business days of the Purchaser's request for such affirmation or shall have resolved to do any of the foregoing;

    (h) beneficial ownership (determined for the purposes of this paragraph
  (h) as set forth in Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the capital stock of the Company shall have been acquired by any person or group (as defined in Section 13(d)(3) under the Exchange Act); or

    (i) the Merger Agreement shall have been terminated in accordance with its terms.

  "Material Adverse Effect", with respect to any person, shall mean a material adverse effect on the business, assets, liabilities, results of operations or financial condition of such person and its subsidiaries, taken as a whole; provided that none of the Company Excluded Factors (as such term is defined below) shall be deemed by itself or themselves, either alone or in combination with one or more other Company Excluded Factors, to constitute a Material Adverse Effect on the Company.

  "Performance Material Adverse Effect," with respect to any person, shall mean a material adverse effect on the ability of such person to perform its obligations under the Merger Agreement or to consummate the transactions contemplated thereby.

  "Company Excluded Factors" shall mean: (a) any change, in and of itself, in the market price or trading volume of the Offer Securities; (b) any failure, in and of itself, by the Company to meet the revenue or earnings predictions of equity analysts as reflected in the First Call consensus estimate, or any other revenue or earnings predictions or expectations, for any period ending (or for which earnings are released) on or after the date of the Merger Agreement and prior to the Effective Time; or (c)(i) employee attrition (other than senior managers) and (ii) the loss of existing customers by WGSI or the failure or delay by existing or prospective customers of WGSI to purchase or enter into agreements to purchase services or solutions from the Company or any of its subsidiaries, in each case arising out of, resulting from or attributable to (x) the announcement of the Merger Agreement and the transactions contemplated thereby or (y) Parent's announcement or other communication of the plans or intentions of Parent with respect to the conduct of any business of the Company or any of its subsidiaries.

  The foregoing conditions are for the sole benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser, or may be waived by Parent or the Purchaser (except for the Minimum Condition), in whole or in part at any time and from time to time in their respective sole discretion. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

  15. Certain Legal Matters; Regulatory Approvals.

  General. Except as otherwise disclosed herein, based on a review of publicly available information filed by the Company with the Commission, neither Parent nor the Purchaser is aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Offer Securities by the Purchaser pursuant to the Offer or the

Merger or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Offer Securities by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that it would seek such approval or action. The Purchaser's obligation under the Offer to accept for payment and pay for Offer Securities is subject to certain conditions. See
Section 14--"Conditions of the Offer". While the Purchaser does not currently intend to delay the acceptance for payment of Offer Securities tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Parent or the Purchaser or that certain parts of the businesses of the Company, Parent or the Purchaser might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken.

  State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to the date the interested stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. The Company has represented to Parent and the Purchaser in the Merger Agreement that the Board of Directors has approved the Offer, the Merger and the Merger Agreement and that such approval is sufficient to render the provisions of Section 203 of the DGCL inapplicable to the Offer, the Merger and the Merger Agreement.

  A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, holders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining holders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of holders in the state and were incorporated there.

  The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Based on information supplied by representations of the Company in the Merger Agreement, the Purchaser does not believe that any state takeover statutes apply to the Offer. Neither Parent nor the Purchaser has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Offer Securities tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Purchaser may not be obligated to accept for payment any Offer Securities tendered. See Section 14--"Conditions of the Offer".

  Appraisal Rights. No appraisal rights are available to holders of Offer Securities in connection with the Offer.

  However, if the Merger is consummated, a holder of Common Stock, Series A Preferred Stock or Series B Preferred Stock will have certain rights under
Section 262 of the DGCL to dissent and demand appraisal of, and payment in cash for the fair value of, that holder's shares of Common Stock, Series A Preferred Stock and/or Series B Preferred Stock. Those rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (excluding any value arising from the Merger) required to be paid in cash to dissenting stockholders for their shares of Common Stock, Series A Preferred Stock and/or Series B Preferred Stock. Any judicial determination of the fair value of shares of Common Stock, Series A Preferred Stock and/or Series B Preferred Stock could be based upon considerations other than or in addition to the Offer Price and the market value of the shares of Common Stock, Series A Preferred Stock and/or Series B Preferred Stock, including asset values and the investment value of the shares of Common Stock, Series A Preferred Stock and/or Series B Preferred Stock. The value so determined could be more or less than the Offer Price. Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of those rights.

  If a holder who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, its right to appraisal, as provided in the DGCL, the shares of Common Stock, Series A Preferred Stock and/or Series B Preferred Stock of that holder will be converted into the merger consideration in accordance with the Merger Agreement. A holder may withdraw his demand for appraisal by delivering to the Purchaser a written withdrawal of such demand for appraisal and acceptance of the Merger.

  The foregoing summary of the rights of objecting holders does not purport to be a complete statement of the procedures to be followed by holders desiring to exercise any available dissenters' rights. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of the DGCL.

  Going Private Transactions. Rule 13e-3 under the Exchange Act is applicable to certain "going-private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger, unless, among other things, the Merger is completed more than one year after termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information regarding the Company and certain information regarding the fairness of the Merger and the consideration offered holders of the Company therein be filed with the Commission and disclosed to stockholders of the Company prior to consummation of the Merger.

  Regulatory Approvals.

  (a) Antitrust--U.S.

  Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain mergers and acquisitions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Offer Securities by the Purchaser pursuant to the Offer is subject to the HSR Act requirements.

  Under the provisions of the HSR Act applicable to the purchase of Offer Securities pursuant to the Offer, such purchase may not be made until the expiration of a 15-calendar day waiting period following the required filing of a Notification and Report Form under the HSR Act by Parent, which Parent submitted on May 4, 1999. Accordingly, the waiting period under the HSR Act will expire at 11:59 P.M., New York City time, on May 19, 1999, unless early termination of the waiting period is granted or Parent receives a request for additional information or documentary material prior thereto. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent prior to the expiration of the 15-day waiting period, the waiting period would be extended and would expire at 11:59 P.M., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Thereafter, the waiting period could be extended only by court order or by consent of Parent. If the acquisition of Offer Securities is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the purchase of and payment for Offer Securities pursuant to the Offer will be deferred until 10 days after the request is substantially complied with unless the waiting period is terminated sooner by the FTC or the Antitrust Division (and assuming all of the other Offer conditions have been satisfied or waived). See Section 2--"Acceptance for Payment and Payment for Offer Securities". Only one extension of such waiting period pursuant to a request for additional information or documentary material is authorized by the rules promulgated under the HSR Act, except by court order or by consent. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request to the Company from the Antitrust Division or the FTC for additional information or documentary material will extend the waiting period. However, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing these issues and may agree to delay consummation of the transaction while such negotiations continue.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Offer Securities by the Purchaser pursuant to the Offer. At any time before or after the Purchaser's purchase of Offer Securities, either the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Offer Securities pursuant to the Offer or seeking divestiture of Offer Securities acquired by the Purchaser or divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries. State attorneys general may also bring legal action under the antitrust laws, and private parties may bring such action under certain circumstances. Parent and the Purchaser believe that the acquisition of Offer Securities by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 14-- "Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

  (b) Antitrust--EC.

  The EC Merger Regulation (Council Regulation No. 4064/89 of December 21, 1989, as amended) requires notification to the European Commission, within seven days of the conclusion of an agreement to acquire a controlling interest or the launch of a cash tender offer therefor, of all concentrations between companies which are deemed to have a "Community dimension" because they exceed certain global and European turnover thresholds. Such concentrations may not be consummated until the European Commission, acting within fixed deadlines, approves them as being "compatible with the common market". A concentration is compatible with the common market if it does not create or strengthen a dominant position as a result of which effective competition would be significantly impeded in the European Economic Area (the "EEA"), or in a substantial part of it.

  The European Commission has exclusive competence for approving or prohibiting concentrations with a Community dimension--however, it may, upon request, refer the case to the national antitrust authority of a particular member state if the concentration has a specific effect on the territory of the requesting member state.

  The notification involves the disclosure to the European Commission of detailed information, especially regarding the structure of the relevant markets and the parties' competitive position. Upon receipt of a notification, the European Commission conducts a preliminary review with a maximum duration of one month from notification, which may be extended to six weeks in certain circumstances. This preliminary review concludes with a decision either to approve the notified concentration (with or without conditions) or to initiate an in-depth investigation if the concentration raises serious doubts as to its compatibility with the common market. Such an in-depth investigation has a maximum duration of four months, and must end with a European Commission decision either approving the concentration (with or without conditions) or prohibiting it. If the European Commission raises substantive issues in connection with the proposed concentration, the parties may negotiate with the European Commission to find a solution, which may take the form of an undertaking to make structural modifications to the entity resulting from the concentration on conditions and within a timeframe agreed with the European Commission.

  Parent and the Company, including their respective affiliates, each conduct substantial operations within the EEA and satisfy the applicable turnover thresholds, with the result that the acquisition of Offer Securities will amount to a concentration with a Community dimension and, therefore, be subject to the requirement of notification to, and approval by, the European Commission.

  Parent and the Purchaser believe that the concentration effected by the acquisition of the Offer Securities by the Purchaser will be considered to be compatible with the common market, and approved by the European Commission during the preliminary review phase. However, it cannot be ruled out that the European Commission might seek to require structural undertakings as a condition to its approval, and/or to open a second phase investigation to examine serious doubts as regards compatibility with the common market.

  (c) Australia Foreign Investment Review Board.

  Australia's foreign investment policy is administered by the Federal Treasurer under the Foreign Acquisitions and Takeovers Act 1975 and guidelines and other requirements established by government statement. Under current government directives, proposals to take over an offshore company with Australian subsidiaries or assets valued over Australian Dollars 20 million or exceeding half the global asset value may be subject to examination under the foreign investment policy. The foreign investment policy states that offshore takeovers of this nature normally do not raise issues which would be contrary to Australia's national interest. The policy states that where issues are raised the Australian government would normally seek to resolve any concerns through consultation with the parties involved. An informal notification may also be made to the Australian Competition and Consumer Commission, who will analyze the effect of the proposal on competition using their Merger Guidelines. These Guidelines consider factors such as market share, the spread of market power and the impact imports have on the market. The Purchaser may, after reviewing relevant information regarding the Company, determine to make such notifications.

  (d) FOCI Arrangement.

  Pursuant to the NISP, when a United States facility which has security clearances for classified information is acquired by a non-United States entity, the clearances of that United States facility are invalidated by the DoD unless the parties have entered into a FOCI mitigation arrangement suitable to the DoD which either clears the foreign entity for access to the classified information or sets up barriers to foreign access to the information. WGSI has received a facility security clearance from the DSS permitting it to receive classified data, and is involved in performance under classified contracts.

  In order for WGSI to maintain its facility security clearance following the Purchaser's purchase of the Offer Securities, the Purchaser will be required to enter into a FOCI mitigation arrangement with the DoD in the form of either a proxy agreement, voting trust agreement or special security agreement, each of which will limit the Purchaser's control over and access to WGSI. If the Purchaser does not conclude a suitable FOCI mitigation arrangement with the DoD prior to the Expiration Date, the existing facility security clearances of WGSI will be invalidated by the DoD until such time as the FOCI mitigation arrangement has been concluded. Until such time, WGSI will be able to continue performance under classified contracts unless one or more agencies object to such continued performance, but no new security clearances will be granted to WGSI.

  (e) Exon-Florio.

  As part of the Omnibus Trade and Competitiveness Act of 1988, a new Section (the "Exon-Florio Amendment") was added to Title VII of the Defense Production Act of 1950, 50 U.S.C. App. 2158, et seq. (the "DPA Act"), to empower the President or his designee to take certain actions in relation to mergers, acquisitions and takeovers by foreign persons which could result in foreign control of a person engaged in interstate commerce in the United States. In particular, the Exon-Florio Amendment enables the President to suspend or prohibit any acquisitions by foreign persons which threaten to impair the national security of the United States, and to divest such transactions that have been concluded.

  Under the terms of the Exon-Florio Amendment, a foreign company or United States subsidiary of a foreign company acquiring a United States company may notify the Committee on Foreign Investment in the United States ("CFIUS") of the proposed transaction, whereupon the CFIUS or the President must decide within 30 days whether to investigate the transaction. On May 7, 1999, the Purchaser filed a notification with CFIUS pursuant to Section 721 of the DPA Act. CFIUS has 30 days from the date of filing of the completed notice to make a determination as to whether an investigation is necessary. If an investigation is undertaken of the proposed transaction and CFIUS determines that United States national security may be impaired by the proposed transaction, then CFIUS may recommend to the President that he suspend or prohibit the transaction, or direct the United States Attorney General to seek divestment relief in United States district court. The Purchaser does not believe that the Offer threatens to impair the national security of the United States.

  16. Fees and Expenses. Except as set forth below, neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Offer Securities pursuant to the Offer.

  Merrill Lynch is acting as the Dealer Manager in connection with the Offer and ABN AMRO Bank N.V. and Merrill Lynch are acting as financial advisors to the Purchaser in connection with the Purchaser's proposed acquisition of the Company. Each of ABN AMRO Bank N.V. and Merrill Lynch will receive reasonable and customary compensation for their respective services as Dealer Manager and/or financial advisor as the case may be, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the United States federal securities laws.

  The Purchaser and Parent have also retained Citibank, N.A., as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the United States federal securities laws.

  In addition, the Purchaser and Parent have retained Morrow & Co., Inc. to act as the Information Agent in connection with the Offer. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the United States federal securities laws.

  Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering material to their customers.

  17. Miscellaneous. The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Offer Securities pursuant thereto, the Purchaser will make a good faith effort to comply with such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (and tenders will not be accepted from or on behalf of) the holders of Offer Securities in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

  No person has been authorized to give any information or make any representation on behalf of Parent or the Purchaser not contained in this Offer to Purchase or in the Letters of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

  Parent and the Purchaser have filed with the Commission the Schedule 14D-1, together with exhibits, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the manner set forth in
Section 7--"Certain Information Concerning the Company" (except that they will not be available at the regional offices of the Commission).

                                          Getronics Acquisition, Inc.

May 10, 1999

                                  SCHEDULE I

              INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                         OFFICERS OF GETRONICS NV AND
                          GETRONICS ACQUISITION, INC.

  1. SUPERVISORY BOARD, BOARD OF MANAGEMENT AND EXECUTIVE OFFICERS OF GETRONICS NV.

  Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each member of the Supervisory Board, the Board of Management and each executive officer of Getronics NV. The principal address of Getronics NV and, unless indicated below, the current business address for each individual listed below is Donauweg 10, 1043 AJ Amsterdam, P.O. Box 652, 1000 Amsterdam, The Netherlands, Telephone: 011-31-20-5861412. Each such person is, unless indicated below, a citizen of The Netherlands. Members of the Supervisory Board are identified by an asterisk and members of the Board of Management are identified by two asterisks.

 Name and Current                    Present Principal Occupation or Employment;
 Business Address                    Material Positions Held During the Past Five Years
 ----------------                   ----------------------------------------------------
 H. Langman*......................  Chairman of the Supervisory Board of Getronics NV;
                                    President
                                    of the Supervisory Board of NV Elektr.Prod.mij. Oost-en
                                    Noord-Nederland; President of the Supervisory Board of
                                    HAL Holding
                                    NV; President of the Supervisory Board of IHC Caland
                                    NV; President of the Supervisory Board of NV Petroleum-
                                    Mij.
                                    "Moeara-Enim"; President of the Supervisory Board of
                                    OTRA NV; President of the Supervisory Board of van
                                    Lanschot Bankiers; President of the Supervisory Board
                                    of Siemens Nederland; President of the Supervisory
                                    Board of Vendex International NV; President of the
                                    Supervisory Board of Holland Chemical Int. NV; Member
                                    of the Supervisory Board of Sonepar Distribution;
                                    Member of the Supervisory Board of Oranje-Nassau Group
                                    BV
 P.Bouw*..........................  Member of the Supervisory Board of Getronics NV; Former
                                    CEO of KLM NV; Member of the Supervisory Board of De
                                    Nederlandsche Bank NV; Member of the Supervisory Board
                                    of NV Nederlandse Spoorwegen; Member of the Supervisory
                                    Board of Koninklijke Pakhoed NV; Member of the
                                    Supervisory Board of Oce NV
 N.G. Ketting*....................  Member of the Supervisory Board of Getronics NV;
                                    President of the Supervisory Board of Holec Holland NV;
                                    President of the Supervisory Board of NV AVIRA; Member
                                    of the Supervisory Board of NKF Holding NV; Member of
                                    the Supervisory Board of Koninklijke Gist-Brocades NV
 M.Ververs*.......................  Member of the Supervisory Board of Getronics NV; Former
                                    CEO of Wolters Kluwer NV; Member of the Supervisory
                                    Board of Oce NV; Member of the Supervisory Board of
                                    Koninklijke Sphinx Gustavsberg NV; Member of the
                                    Supervisory Board of CSM NV; Member of the Supervisory
                                    Board of De Boer Unigro NV; Member of the Supervisory
                                    Board of Rijnconsult BV; Member of the Supervisory
                                    Board of ING Group NV

 Name and Current                    Present Principal Occupation or Employment;
 Business Address                    Material Positions Held During the Past Five Years
 ----------------                   ----------------------------------------------------
 C.G. van Luijk**.................  President and Chief Executive Officer of Getronics NV;
                                    Chairman of the Board of Management of Getronics NV;
                                    Director and President of Getronics Acquisition, Inc.;
                                    Former CEO of Pricewaterhouse Coopers NV; Former Global
                                    Middle Market Leader of PricewaterhouseCoopers Global
                                    Organization
 P.K. van Voorst**................  Senior Vice President of Getronics NV; Director and
                                    Secretary of Getronics Acquisition, Inc.
 J.L. Docter**....................  Chief Financial Officer of Getronics NV; Director and
                                    Treasurer of Getronics Acquisition, Inc.
 R.W.M. Kropholler**..............  Director of Human Resources of Getronics NV; Former
                                    Manager of Human Resources of Philips NV; Former
                                    Manager of Human Resources of AT&T; Former Group
                                    Director of Human Resources of Origin International BV
 L.J.E. Smits**...................  Director of Corporate Accounts of Getronics NV; Former
                                    Member of the Board of Management of Berenschot BV

  2. DIRECTORS AND EXECUTIVE OFFICERS OF GETRONICS ACQUISITION, INC.

  Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Getronics Acquisition, Inc. Each person identified below has held his position since the formation of Getronics Acquisition, Inc. on April 30, 1999. The principal address of Getronics Acquisition, Inc. is 1013 Centre Road, Wilmington, Delaware 19805,
Telephone: (800) 927-9800. The current business address for each individual listed below is Donauweg 10, 1043 AJ Amsterdam, P.O. Box 652, 1000 Amsterdam, The Netherlands, Telephone: 011-31-20-5861412. Each such person is, unless indicated below, a citizen of The Netherlands. Directors are identified by an asterisk.

 Name and Current                    Present Principal Occupation or Employment;
 Business Address                    Material Positions Held During the Past Five Years
 ----------------                   ----------------------------------------------------
 C.G. van Luijk*..................  President of Getronics Acquisition, Inc.; President and
                                    Chief Executive Officer of Getronics NV; Chairman of
                                    the Board of Management of Getronics NV; Former CEO of
                                    Pricewaterhouse Coopers NV; Former Global Middle Market
                                    Leader of PricewaterhouseCoopers Global Organization
 J.L. Docter*.....................  Treasurer of Getronics Acquisition, Inc.; Chief
                                    Financial Officer of Getronics NV
 P.K. van Voorst*.................  Secretary of Getronics Acquisition, Inc.; Senior Vice
                                    President of Getronics NV
 F.A.R.N. Kleipool................  Director of Corporate Planning of Getronics NV; Former
                                    Financial Director of RAET N.V.; Director of Getronics
                                    Acquisition, Inc.
 S.A. van Maasakker...............  Corporate Secretary and Head Legal Counsel of Getronics
                                    NV; Former Corporate Secretary and Legal Counsel of KNP
                                    LEYKAM Austria AG; Director of Getronics Acquisition,
                                    Inc.; Former Legal Counsel of Buhrmann
 M. Kimmel........................  Director of Personnel & Organization of Getronics
                                    Maintenance & Installation; Director of Personnel &
                                    Organization of Getronics Networks & Services
 A. Smeding.......................  Manager Group Accounting & Consolidation; Manager Group
                                    Reporting & Information

  Copies of the Letters of Transmittal, properly completed and duly signed, will be accepted. The Letters of Transmittal, certificates for the Offer Securities and any other required documents should be sent by each holder of Offer Securities or such holder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                       The Depositary for the Offer is:

                                Citibank, N.A.

         By Hand:                  By Mail:            By Overnight Courier:
      Citibank, N.A.            Citibank, N.A.             Citibank, N.A.
    Corporate Actions         Corporate Actions          Corporate Actions
     111 Wall Street,           P.O. Box 2544         525 Washington Boulevard
     5th Floor Window      Jersey City, New Jersey           Suite 4660
 New York, New York 10043         07303-2544          Jersey City, New Jersey
                                                               07303

                               For Information:
                                (877) 248-4237

  Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers as set forth below. Additional copies of this Offer to Purchase, the Letters of Transmittal, or other related tender offer materials may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                    The Information Agent for the Offer is:

                              MORROW & CO., INC.

                                445 Park Avenue
                                   5th Floor
                           New York, New York 10022
                          Call Collect (212) 754-8000
                           Toll Free: (800) 566-9061

           Bankers and Brokerage Firms, Please Call: (800) 662-5200
                   Stockholders, Please Call: (800) 566-9061

                     The Dealer Manager for the Offer is:

                              Merrill Lynch & Co.
                            World Financial Center
                                  North Tower
                         New York, New York 10281-1305
                         (212) 449-8971 (Call Collect)